UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

SB Financial Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11

2023 Proxy Statement

SB FINANCIAL GROUP, INC.

401 Clinton Street

Defiance, Ohio 43512

(419) 783-8950

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

___________________________

Defiance, Ohio

March 7, 2023

Dear Shareholders:

The 38th Annual Meeting of Shareholders (the “Annual Meeting”) of SB Financial Group, Inc. (“SB Financial”) will be held on Wednesday, April 19, 2023, at 10:30 a.m., Eastern Daylight Savings Time, for the following purposes:

1.	To elect three (3) directors, each to serve for a term of three years.

2.	To ratify the appointment of FORVIS, LLP as the independent registered public accounting firm of SB Financial for the fiscal year ending December 31, 2023.

3.	To consider and vote upon a non-binding advisory resolution to approve the compensation of SB Financial’s named executive officers.

4.	To transact such other business as may properly come before the Annual Meeting and any adjournment(s) thereof.

Your Board of Directors recommends that you vote “FOR” the election as SB Financial directors of the nominees listed in SB Financial’s proxy statement for the Annual Meeting, and “FOR” Proposals 2 and 3.

This year’s Annual Meeting will again be held “virtually” through a live webcast. Shareholders will be able to vote and submit questions by visiting www.virtualshareholdermeeting.com/SBFG2023 and participating live in the webcast. A secure control number that will allow you to participate in the meeting electronically can be found on the enclosed proxy card.

Shareholders of record at the close of business on February 24, 2023 are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment(s) thereof. All shareholders are cordially invited to participate in the Annual Meeting. Whether or not you plan to participate in the Annual Meeting virtually, it is important that your Common Shares be represented. Accordingly, you are encouraged to vote electronically via the Internet in advance of the Annual Meeting in accordance with the instructions on the enclosed proxy card. Alternatively, please fill in, date, sign and return your proxy card promptly.

By Order of the Board of Directors,

/s/ Mark A. Klein
Mark A. Klein
Chairman, President & CEO
SB Financial Group, Inc.

SB FINANCIAL GROUP, INC.

401 Clinton Street

Defiance, Ohio 43512

(419) 783-8950

PROXY STATEMENT FOR

THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON WEDNESDAY, APRIL 19, 2023

GENERAL INFORMATION

This proxy statement and related materials are being made available to shareholders of SB Financial Group, Inc. (the “Company”, “SB Financial” or “SBFG”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, April 19, 2023, at 10:30 a.m., Eastern Daylight Savings Time, and at any adjournment(s) thereof. The Annual Meeting will be hosted at the Company’s headquarters located at 401 Clinton St., Defiance, Ohio 43512, and will be held “virtually” through a live webcast at www.virtualshareholdermeeting.com/SBFG2023. Shareholders may participate by accessing the Annual Meeting online, voting their shares electronically, and submitting questions online during the meeting. To participate and enter the live webcast meeting, you will need your unique control number, which is provided on your proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING TO BE HELD ON APRIL 19, 2023

The Company’s Notice of Annual Meeting, this proxy statement, and the Company’s Annual Report to
Shareholders for the fiscal year ended December 31, 2022, are each available at
http://www1.snl.com/irweblinkx/FinancialDocs.aspx?iid=101021.

Copies of the Company’s Annual Report on Form 10-K for the 2022 fiscal year may be obtained at the Company’s website at www.YourSBFinancial.com by first clicking, “Investors” and then “SEC Filings”. Or, you can obtain paper copies, without charge, by sending a written request to: Anthony V. Cosentino, Chief Financial Officer, SB Financial Group, Inc., 401 Clinton Street, Defiance, OH 43512.

The Company is furnishing proxy materials for the Annual Meeting over the Internet to certain shareholders of the Company, who will receive a Notice of Internet Availability of Proxy Materials instead of paper copies of the Notice of Annual Meeting of Shareholders, this proxy statement, the form of proxy card and the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2022 (the “2022 fiscal year”), which includes the audited consolidated financial statements of the Company for the 2022 fiscal year (the “Annual Report”). The Notice of Internet Availability of Proxy Materials contains instructions on how to access the Company’s proxy materials over the Internet and how shareholders can receive a paper copy of the proxy materials. Shareholders who receive a Notice of Internet Availability of Proxy Materials are reminded that the Notice is not itself a proxy card.

On or about March 7, 2023, the Company will mail to all holders of record of common shares of the Company (“Common Shares”) as of February 22, 2023 (the “Record Date”) either (1) a copy of the Notice of Annual Meeting of Shareholders, this proxy statement, the form of proxy card and the Annual Report, or (2) a Notice of Internet Availability of Proxy Materials, which will indicate how to access the Company’s proxy materials on the Internet.

Only holders of record of the 7,003,063 Common Shares of the Company eligible to vote as of the Record Date are entitled to receive notice of and to vote at the Annual Meeting. Each such holder is entitled to one vote for each Common Share held as of the Record Date with respect to all matters acted upon at the Annual Meeting. The shares represented by all properly executed proxies submitted to the Company will be voted as designated. Each person giving a proxy may revoke it at any time before it is voted at the Annual Meeting by giving written notice of revocation to the Secretary of the Company at the address listed above, or by giving notice of revocation at the meeting. The last-dated proxy you submit by any means will supersede any previously submitted proxy. If your Common Shares are held in “street name” and you have instructed your broker, financial institution or other nominee to vote your Common Shares, you must follow directions received from your broker, financial institution or other nominee to change your vote. No appraisal or dissenters’ rights exist for any action proposed to be taken at the Annual Meeting.

Annually, the Company provides each registered shareholder at a shared address, not previously notified, with a separate notice of the Company’s intention to “household” proxy materials. Only one copy of the Notice of Annual Meeting of Shareholders and this proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, is being delivered to previously notified multiple registered shareholders who share an address unless the Company has received contrary instructions from one or more of the shareholders. Registered shareholders who share an address and would like to receive a separate copy of the Annual Report, this proxy statement and/or Notice of Internet Availability of Proxy Materials delivered to them, or have questions regarding the householding process, may contact Investor Relations by calling 419-783-8920 or 419-785-3663, or by forwarding a written request addressed to SB Financial Group, Inc., Attention: Investor Relations, 401 Clinton Street, Defiance, Ohio 43512. Promptly upon receipt of a request, an additional copy of the Annual Report, this proxy statement and/or Notice of Internet Availability of Proxy Materials, as applicable, will be sent. By contacting Investor Relations, registered shareholders sharing an address can also (i) notify the Company that the registered shareholders wish to receive separate annual reports to shareholders, proxy statements or Notices of Internet Availability of Proxy Materials, as applicable, in the future or (ii) request delivery of a single copy of annual reports to shareholders, proxy statements or Notices of Internet Availability of Proxy Materials, as applicable, in the future if they are receiving multiple copies. Beneficial shareholders, who hold Common Shares through a broker, financial institution or other nominee, should contact their broker, financial institution or other nominee for specific information on the householding process as it applies to their accounts.

VIRTUAL MEETING INFORMATION

We will be hosting a virtual Annual Meeting again this year. Shareholders will be able to participate in the Annual Meeting online via live webcast. Provided below is the summary of the information that you will need to participate in the Annual Meeting:

●	Shareholders can participate in the Annual Meeting via live webcast over the Internet at www.virtualshareholdermeeting.com/SBFG2023.

●	You will need your unique control number, which is provided on your proxy card, to enter the Annual Meeting.

●	The webcast of the Annual Meeting will begin at 10:30 a.m., Eastern Daylight Savings Time, on April 19, 2023.

●	Shareholders will have the ability to vote and submit questions during the Annual Meeting webcast.

●	Instructions as to how to participate via the Internet, including how to verify stock ownership, are available at www.virtualshareholdermeeting.com/SBFG2023.

●	If you have questions regarding how to participate via the Internet, you may call Mark A. Klein, Chairman, President and CEO at 419-783-8920 or Anthony V. Cosentino, CFO at 419-785-3663.

●	Replay of the Annual Meeting webcast will be available until April 19, 2024.

VOTING INFORMATION

Whether or not you plan to participate in the Annual Meeting, you may ensure your representation by voting your Common Shares by one of the following methods:

●	by submitting a traditional paper proxy card prior to the Annual Meeting;

●	by submitting a proxy via the Internet or by Telephone prior to the Annual Meeting; or

●	by participating in the Annual Meeting online and voting electronically during the meeting.

Submitting a Proxy via the Internet or by Telephone. You may submit a proxy via the Internet or by telephone by following the instructions set forth on the form of proxy card or the Notice of Internet Availability of Proxy Materials. The deadline for submitting a proxy via the Internet or by telephone is 11:59 PM (EDT) on April 18, 2023. If your Common Shares are registered in the name of a broker, financial institution or other nominee (i.e., you hold your Common Shares in “street name”), your nominee may allow you to submit a proxy via the Internet or by telephone. In that case, the voting form your nominee sent you will provide instructions for submitting your proxy via the Internet or by telephone. For shareholders whose Common Shares are registered in the name of a broker, financial institution or other nominee, please consult the instructions provided by your nominee for information about the deadline for submitting a proxy via the Internet or by telephone.

Voting Electronically during the Annual Meeting. If you participate in the live webcast of the Annual Meeting, you will have the opportunity to vote your Common Shares electronically during the Annual Meeting webcast. Shareholders can participate in the Annual Meeting via live webcast and vote electronically over the Internet at www.virtualshareholdermeeting.com/SBFG2023.

In accordance with company policy, proxy cards, ballots and voting instructions that identify individual shareholders will be kept confidential. Exceptions to this policy, however, may be necessary in limited instances to comply with applicable legal requirements and, in the event of a contested proxy solicitation, to verify the validity of proxies presented by any person and the results of the voting.

Quorum Requirement for the Annual Meeting

Under the Company’s Amended and Restated Regulations (the “Regulations”), the holders of a majority of the Common Shares outstanding and entitled to vote at the Annual Meeting, represented in person or proxy, will constitute a quorum for the Annual Meeting. Holders of Common Shares may be present in person, including via participation in the online webcast, or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes will be counted as being present for purposes of determining the presence of a quorum.

In general, broker non-votes occur when Common Shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary authority to vote such Common Shares on the proposal(s). Brokers have discretionary authority to vote their customers’ Common Shares on “routine” proposals, even if they do not receive voting instructions from their customers. Brokers cannot, however, vote their customers’ Common Shares on “non-routine” matters without instructions from their customers. Pursuant to applicable stock exchange rules, the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal No. 2) is the only routine matter. The election of directors and Proposal No. 3 are considered non-routine matters and, therefore, your broker may vote on these matters only if you provide voting instructions.

Cost of Proxy Solicitation

The Company will bear the costs of preparing, printing and delivering this proxy statement, the form of proxy card and any other related materials, as well as all other costs incurred in connection with the solicitation of proxies on behalf of the Board (other than the Internet access or telephone usage charges incurred if a shareholder appoints a proxy electronically or by telephone). Proxies will be solicited by U.S. mail and electronic mail and may be further solicited, for no additional compensation, by officers, directors or employees of the Company and its subsidiaries by further mailing and/or electronic mail, by telephone or by personal contact. The Company will also pay the standard charges and expenses of brokers, voting trustees, financial institutions and other custodians, nominees and fiduciaries who are record holders of Common Shares not beneficially owned by them, for forwarding materials to and obtaining proxies from the beneficial owners of Common Shares entitled to vote at the Annual Meeting.

Your Vote Is Important. Your prompt cooperation in voting your Common Shares is greatly appreciated.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

In accordance with the Regulations of the Company, three directors will be elected at the Annual Meeting for terms of three years each. The Board proposes that each of the three director nominees identified below be re-elected for a new term of three years expiring in 2026. Each of these nominees was approved by the Board upon the recommendation of the Governance and Nominating Committee.

Each individual elected as a director at the Annual Meeting will hold office for a term of three years and until his or her successor is elected and qualified, or until his or her earlier resignation, removal from office or death. Pursuant to the procedures set forth under the Regulations and Ohio law, the three nominees who receive the greatest number of votes will be elected as directors of the Company. Common Shares represented by properly submitted proxies will be voted FOR the election of the Board’s nominees unless authority to vote for one or more nominees is withheld. Shareholders may withhold authority to vote for the entire slate as nominated or may withhold the authority to vote for one or more nominees. Common Shares as to which the authority to vote is withheld will be counted for quorum purposes, but will not be counted toward the election of the individual nominees for whom the authority to vote has been withheld. If a nominee becomes unavailable or unable to serve as a director for any reason prior to the Annual Meeting, the individuals designated as proxy holders reserve full discretion to vote the Common Shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee designated by the Board. The Board has no reason to believe that any of the nominees named below will not serve if elected.

The Board of Directors proposes the election of the following persons, all of whom were recommended by the Governance and Nominating Committee, to three-year terms that will expire in 2026:

Name	Age	Position(s) Held	Director Since
Timothy L. Claxton	58	Director, SBFG and State Bank	2021
Gaylyn J. Finn	74	Director, SBFG and State Bank	2010
Rita A. Kissner	77	Director, SBFG and State Bank	2004

YOUR BOARD RECOMMENDS THAT SHAREHOLDERS

VOTE FOR THE ELECTION OF ALL OF THE BOARD’S NOMINEES

The following directors will continue to serve after the Annual Meeting for the terms indicated:

Name	Age	Position(s) Held	Director Since	Term Expires
George W. Carter	63	Director, SBFG and State Bank	2013	2024
Richard L. Hardgrove	84	Lead Independent Director, SBFG and State Bank	2004	2025
Tom R. Helberg	63	Director, SBFG and State Bank	2018	2024
Mark A. Klein	68	Director, Chairman, President and Chief Executive Officer, SBFG and State Bank	2010	2025
William G. Martin	56	Director, SBFG and State Bank	2014	2025
Timothy J. Stolly	65	Director, SBFG and State Bank	2010	2024

There are no family relationships among any of the directors, nominees for election as directors and executive officers of the Company.

The following gives certain information, as of the Record Date, concerning each nominee for election as a director of the Company and each director whose term will continue after the Annual Meeting. The following also provides an overview of certain specific skills that qualify each of our current directors and director nominees to serve as a director or to be nominated for re-election as a director. Unless otherwise indicated, each person has held his or her principal occupation for more than five years.

Mr. Carter has over 34 years of experience in the utility industry while serving as a utility Chief Executive Officer for over 23 years. He currently serves as President and Chief Executive Officer of the Paulding Putnam Electric Cooperative, an electric utility serving Ohio and Indiana, and has held that position since 2005. Prior to his current position, Mr. Carter served as Director of Finance and Administration for a utility for 12 years. Mr. Carter also serves as a Director of Buckeye Power Inc., an electric generation cooperative that has assets of $2 billion, and formerly served on its executive and audit committees. He also serves as a director of United Utility Supply, a materials supply company. Mr. Carter is an active member of his community, currently serving on the Paulding County Economic Development board and as President on the Paulding Community Improvement Corporation (CIC) Mr. Carter also formerly served as a board member and past President of the United Way of Paulding County and also served on the board of the Regional Growth Partnership, Toledo, OH. Mr. Carter was appointed to the Boards of Directors of the Company and State Bank in 2013. He currently is the Chairman of the Compensation Committee and also serves on the Audit Committee and State Bank’s Executive Loan Committee. He is also the board liasion to the Paulding County Advisory Board.

Mr. Claxton was appointed as a director of the Company and State Bank in August 2021. Prior to his appointment to the Company and State Bank Boards, he served on State Bank’s Fort Wayne Advisory Board. He is a partner at Burt Blee, a law firm in Fort Wayne, Indiana. He has practiced law for 32 years and focuses his practice in the areas of real estate, business, banking and estate planning and administration. Mr. Claxton has extensive experience in business acquisitions, banking, estate planning and administration, loan documentation and mortgage foreclosure. He is actively involved in the Fort Wayne community, including serving as Secretary and a Director of Stavreti Scholarship, Inc., and as an active member of the Volunteer Lawyers Program. He currently serves on the Governance and Nominating Committee, the Board’s Loan Review Committee and the Trust and Investment Review Committee. Mr. Claxton is also the board liaison to the Fort Wayne Advisory Board.

Mr. Finn brings to the Board an extensive financial and risk management background. He served as Treasurer and Associate Vice President for Finance for Bowling Green State University until 2008. While serving at Bowling Green State University, Mr. Finn was responsible for receipts, disbursement, financial reporting and investing functions of the university as well as the risk management function. He is a holder of a CPA certificate (currently inactive) and previously worked for a large public accounting firm. Mr. Finn also served as a corporate controller for seven years. He has over 36 years’ experience as a financial executive in the for-profit and non-profit arenas. He currently serves as trustee of the Wood County Hospital while providing leadership as past Chairman in 2014 and 2015. He also serves on the finance committee of The Cocoon Shelter, a non-profit organization. Mr. Finn’s experience in finance has qualified him as an “audit committee financial expert” under Securities and Exchange Commission (“SEC”) guidelines. Mr. Finn has been a director of the Company and State Bank since 2010. He currently is the Chairman of the Audit Committee and also serves on the Board’s Loan Review Committee. He is also the board liaison to the Bowling Green and Fulton County Advisory Boards.

Mr. Hardgrove brings an extensive background in finance and financial institution management. He has over 50 years of banking experience, during which he served as the CEO of three different banks with assets of $500 million to $5 billion, as well as serving 16 years as the CEO of a bank holding company. As CEO of financial institutions, he led these financial institutions through a number of successful mergers. Mr. Hardgrove also formerly served as the Deputy Superintendent of Banks for the State of Ohio. He has served as a bank director for 42 years. Mr. Hardgrove currently serves as Lead Independent Director of the Company and State Bank. Mr. Hardgrove has been a director of the Company and State Bank since 2004. He is a member of the Compensation Committee and the Governance and Nominating Committee. He is also the board liaison to the Columbus Advisory Board.

Mr. Helberg has extensive knowledge and experience in real estate law.  He is Of Counsel specializing in real estate related matters at the law firm of Liebenthal Levine Ltd in Toledo, OH.  He has also served as the Legal Counsel and Principal of a commercial real estate development and investment company since 1984. Mr. Helberg has significant board service experience having served on the boards of directors of numerous for-profit and non-profit organizations. Prior to his appointment to the Board of the Company and State Bank, Mr. Helberg served on State Bank’s Toledo Advisory Board. He currently is a member of the American Bar Association. Mr. Helberg is a past Director of the Toledo Hospital Foundation Board and Sylvania Township Zoning Board of Appeals. Mr. Helberg formerly served on the Board of Directors of two mid-west Ohio banks. Mr. Helberg was appointed as a director of the Company and State Bank in February 2019 and is the Chairman of the Board’s Loan Review Committee and is also a member of the Audit and Trust Committees. He is also board liaison to the Toledo Advisory Board.

Ms. Kissner has broad knowledge of finance and leadership in local government. Her diverse professional background includes having served as Mayor of Defiance, a mid-sized Northwest Ohio town, as well as finance director and auditor. She exercised her leadership skills as the former Main Street Director of the Defiance Development and Visitors Bureau, and she also currently serves as a trustee and past Board Chair of Defiance College. Ms. Kissner has been a director of the Company and State Bank since 2004. Ms. Kissner currently serves as Chairperson of the Trust and Investment Review Committee and is also a member of the Audit Committee and Compensation Committees. She is also board liaison to the Defiance County Advisory Board.

Mr. Klein brings extensive experience in the financial institution industry. He was appointed Chairman, President and CEO of the Board of Directors of SB Financial in 2015.  Previously, he served as President and CEO of SB Financial since 2010 and State Bank since 2006. Mr. Klein is a graduate of Defiance College in Defiance, Ohio with a Bachelor of Science Degree in Finance.  He is a graduate of the University of Wisconsin – Madison Graduate School of Banking, and received his Master of Business Administration (MBA) degree from Bowling Green State University.  Mr. Klein recently attained a Certificate of Management Excellence (CME) at Harvard Business School. Prior to joining the Company and State Bank, he was Senior Vice President Private Banking of Sky Bank, Toledo, Ohio from 2004 to January 2006, and Vice President and Team Leader of Sky Bank, Toledo, Ohio from 2000 to 2004. From 1994 to 1999, he was Executive Vice President and Senior Lender at a $450 million Sky Bank affiliate. Mr. Klein has served as the past Chair of the ProMedica Defiance Regional Hospital Board, past member of the Defiance City Schools Board of Education for 20 years while serving as its president for four terms, served on the State of Ohio Banking Commission and as a member of The Defiance College Board of Trustees.  Mr. Klein has also served on the Federal Reserve Bank of Cleveland’s Fourth District, Community Depository Institutions Advisory Council (CDIAC). Mr. Klein is active in his community including board membership in the local Community Improvement Corporation (CIC) and as its VP. He is also a past member of the Defiance Area Foundation and Defiance City School Foundation.

Mr. Martin has an extensive background in finance and leadership in northwest Ohio.  With over 35 years’ experience in finance and accounting, he started his career at Arthur Young (now Ernst & Young) in Toledo, OH  where he passed the Ohio CPA Exam in 1993 (now non practicing).  He then held the position of VP Controller with a large furniture manufacturer.   Mr. Martin is currently President of the Spangler Candy Company, a 117 year old family-owned privately held company in Bryan, OH where he has been employed for the past 23 years.  Mr. Martin also serves as a Director of Spangler Candy Company.  In the local community, Mr. Martin has significant community involvement as a Member of the Bryan Area Foundation (former Chairman 2016-2018), past Treasurer of the Williams County Family YMCA, and serves on various committees at Bryan St. Patrick Catholic Church.  Mr. Martin was appointed as a director of SBFG and State Bank in 2014.  Mr. Martin currently serves on the Company’s Governance and Compensation Committees and is also Chairman of the State Bank’s Executive Loan Committee.  He is also the board liaison to the Williams County Advisory Board.

Mr. Stolly brings to the Board over 43 years of experience in the insurance industry, as well a strong sales, services and management background.   He currently serves as Past President of Stolly Insurance Agency Inc., a regional independent insurance agency instituted in 1904.   Mr. Stolly has significant community involvement.  He currently is President of the Lima Interfaith Senior Housing board, and previously served as past president of The Lima Allen County Chamber of Commerce,  Allen County Council on Aging, Lima Noon Optimists, Shawnee Country Club and also  served on the advisory board of directors for Bluffton University, Ohio Northern University, Safeco Insurance Company and Motorists Insurance Company.  He also served as a  board of director member  for the Ohio Insurance Association  Mr. Stolly has been a director of the Company and State Bank since 2010.   He currently is Chairman of the Board’s Governance and Nominating Committee and also serves on the Trust and Investment and Executive Loan Committees.   He is also the board liaison to the Lima Advisory Board.

CORPORATE GOVERNANCE

Director Independence

The Board has reviewed, considered and discussed each director’s relationships, both direct and indirect, with the Company and its subsidiaries, including those described under the heading “TRANSACTIONS WITH RELATED PERSONS” beginning on page 34 of this proxy statement. As part of its review, the Board has considered and discussed the compensation and other payments, if any, each director has, both directly and indirectly, received from or made to the Company and its subsidiaries in order to determine whether such director qualifies as independent based on the definition of an “independent director” set forth in Rule 5605(a)(2) of the Marketplace Rules of The NASDAQ Stock Market (“NASDAQ”).

The Board has affirmatively determined that the Board has at least a majority of independent directors, and that each of the following individuals who currently serve as directors, or who served as a director of the Company during the 2022 fiscal year, has and had no financial or personal relationships, either directly or indirectly, with the Company or its subsidiaries (other than compensation as a director of the Company and its subsidiaries, banking relationships in the ordinary course of business with the Company’s banking subsidiaries and ownership of the Company’s Common Shares as described in this proxy statement) and thus qualifies as an “independent director” under NASDAQ Marketplace Rule 5605(a)(2): George W. Carter, Timothy L. Claxton, Gaylyn J. Finn, Richard L. Hardgrove, Tom R. Helberg, Rita A. Kissner, William G. Martin and Timothy J. Stolly. The Board has determined that Mark A. Klein does not qualify as an independent director because he currently serves as an executive officer of the Company and certain of its subsidiaries.

Director Qualifications and Review of Director Nominees

To fulfill its responsibility to recruit and recommend to the full Board nominees for election as Directors, the Governance and Nominating Committee reviews the composition of the Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board, and works to identify and attract candidates with those qualifications. The Governance and Nominating Committee has adopted a written policy regarding qualifications of directors. Pursuant to this policy, individuals who are nominated for election to the Board must possess certain minimum personal and professional qualities, including, without limitation, personal integrity and ethical character; demonstrated achievement in business, professional, governmental, communal, scientific or educational fields; sound judgment borne of management or policy-making experience; and a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company. The policy also requires the Governance and Nominating Committee to consider the contributions that a candidate can be expected to make to the collective functioning of the Board based upon the totality of the candidate’s credentials, experience and expertise, the composition of the Board at the time, and other relevant circumstances.

The Governance and Nominating Committee considers candidates for the Board from any reasonable source, including shareholder recommendations. The Governance and Nominating Committee does not evaluate candidates differently based on who has made the recommendation or the source of the recommendation. The Governance and Nominating Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates. No such consultants or search firms have been used to date and, accordingly, no fees have been paid to consultants or search firms.

The Company does not have a written policy that requires the consideration of diversity in identifying nominees for election to the Board. However, the Governance and Nominating Committee’s policy regarding qualifications of directors provides that the Company will seek to promote through the nominations process appropriate diversity on the Board of professional background, experience, expertise, perspective, age, gender, ethnicity and country of citizenship.

The Board believes that each nominee and current Board member brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, banking, insurance, accounting and finance, legal, real estate, marketing and government.

Board Leadership Structure and Role in Risk Oversight

In April of 2015, the Board of Directors elected to combine the roles of Chief Executive Officer and Chairman and appointed Mark A. Klein as Chairman of the Board. This decision was based upon a variety of factors, including the composition of the Board, which is comprised of all independent directors other than Mr. Klein, and Mr. Klein’s demonstrated leadership qualities and extensive knowledge and experience with respect to the banking industry in general and the Company’s operations in particular. Based on the foregoing, the Board of Directors determined that Mr. Klein was in the best position to fill the strategic role of Chairman of the Board, and the Board of Directors continues to believe this to be the case.

To also provide independent leadership for the Board, the Board appointed Richard L. Hardgrove to serve as Lead Independent Director upon Mr. Klein’s appointment as Chairman in April of 2015. The Lead Independent Director’s duties include acting as a liaison between the Board and management, approving the agenda for each Board meeting, leading the annual evaluation of the Chairman and CEO and acting as the chairman for executive sessions of the Board. Because the Board is comprised of other strong independent directors and conducts regular executive sessions, which are led by the Lead Independent Director, the Board believes that its current leadership structure is appropriate.

The Board of Directors is responsible for consideration and oversight of risks facing the Company and is responsible for ensuring that material risks are identified and managed appropriately. Several oversight functions are delegated to committees of the Board with such committees regularly reporting to the full Board the results of their respective oversight activities. For example, the Audit Committee meets periodically with management in order to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. As part of this process, the Audit Committee reviews management’s risk-assessment process and reports its findings to the full Board. Also, the Compensation Committee periodically reviews the most important enterprise risks to ensure that compensation programs do not encourage excessive risk-taking.  Additional review or reporting on enterprise risks is conducted as needed or as requested by the Board or Board committees.

Nominations of Directors

Shareholders may recommend director candidates for consideration to the Governance and Nominating Committee by writing to Richard L. Hardgrove, Lead Independent Director of the Company, or Mark A. Klein, Chairman, President and Chief Executive Officer of the Company. To be considered, recommendations must be received at the Company’s principal office located at 401 Clinton Street, Defiance, Ohio 43512, no later than June 30th of the year preceding the Annual Meeting and must state the qualifications of the proposed candidate.

Shareholders may also nominate an individual for election as a director of the Company by following the procedures set forth in the Regulations. Pursuant to the Regulations, all shareholder nominations must be made in writing and delivered or mailed (by first class mail, postage prepaid) to Keeta J. Diller, Secretary of the Company at the Company’s principal office located at 401 Clinton Street, Defiance, Ohio 43512. To nominate an individual as a director for an annual meeting, the nomination must be received by the Secretary of the Company on or before the later of (a) the February 1st immediately preceding the date of the annual meetings or (b) the 60th day prior to the first anniversary of the most recent annual meeting at which directors were elected. However, if the annual meeting is not held on or before the 31st day following the first anniversary of the most recent annual meeting at which directors were elected, nominations must be received by the Secretary of the Company within a reasonable time prior to the date of the annual meeting. Nominations for a special meeting of shareholders at which directors are to be elected must be received by the Secretary of the Company no later than the close of business on the 7th day following the day on which the notice of the special meeting was mailed to shareholders. In any event, each nomination must contain the following information: (a) the name, age and business or residence address of each proposed nominee; (b) the principal occupation or employment of each proposed nominee; (c) the number of Common Shares owned beneficially and of record by each proposed nominee and the length of time the proposed nominee has owned such shares; and (d) any other information required to be disclosed with respect to a nominee for election as a director under the proxy rules promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Effective September 1, 2022, SEC Rule 14a-19 requires the use of a universal proxy card in contested director elections.  Under this “universal proxy rule,” a shareholder intending to engage in a director election contest with respect to an annual meeting of shareholders must give the Company notice of its intent to solicit proxies by providing the name(s) of the shareholder’s nominee(s) and certain other information at least 60 calendar days prior to the anniversary of the previous year's annual meeting date (except that, if the Company did not hold an annual meeting during the previous year, or if the date of the meeting has changed by more than 30 calendar days from the previous year, then notice must be provided by the later of 60 calendar days prior to the date of the annual meeting or the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made by the Company).

Board Diversity

On August 6, 2021, the SEC approved amendments to the Listing Rules of NASDAQ related to board diversity. New Listing Rule 5605(f) (the “Diverse Board Representation Rule”) will require each NASDAQ-listed company, subject to certain exceptions, to have, or explain why it does not have, at least two members of its board of directors who are diverse, including (1) at least one diverse director who self-identifies as female, and (2) at least one diverse director who self-identifies as an underrepresented minority or LGBTQ+. Under the NASDAQ rule, a director will be considered “diverse” if the individual self-identifies in one or more of the following categories: Female, Underrepresented Minority, or LGBTQ+. “Female” means an individual who self-identifies her gender as a woman, without regard to the individual’s designated sex at birth. An “underrepresented minority” means an individual who self-identifies as one or more of the following: Black or African American, Hispanic or Latinx, Asian, Native American or Alaska Native, Native Hawaiian or Pacific Islander, or Two or More Races or Ethnicities. We are not required to fully comply with the Diverse Board Representation Rule until 2026.

In addition, new Listing Rule 5606 (the “Board Diversity Disclosure Rule”) requires each NASDAQ-listed company, subject to certain exceptions, to provide statistical information about the company’s current board of directors, in a uniform format, related to each director’s self-identified gender, race, and self-identification as LGBTQ+. We have provided the statistical information required by the Board Diversity Disclosure Rule in the matrices below.

BOARD DIVERSITY (as of February 24, 2023)
Total Number of Directors	9
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	8	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	1	9	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0	0	0	0
Did Not Disclose Demographic Background	0	0	0	0

BOARD DIVERSITY (as of February 22, 2022)
Total Number of Directors	10
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	9	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	1	9	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0	0	0	0
Did Not Disclose Demographic Background	0	0	0	0

Communications with the Board

Shareholders may initiate communication with the directors of the Board. Any shareholder wishing to do so may write to the Board of Directors or to specified individual directors at the Company’s principal business address, 401 Clinton Street, Defiance, OH 43512. Any shareholder communication so addressed will be delivered to the director or a member of the group of directors to whom it is addressed or to the Lead Independent Director and/or Chairman if addressed to the Board of Directors. In addition, communication via the Company’s website at www.YourSBFinancial.com may be used. There is no screening process in respect to shareholder communications. All shareholder communications received by an officer of SB Financial for the attention of the Board of Directors or specified individual directors are forwarded to the appropriate members of the Board.

MEETINGS AND COMMITTEES OF THE BOARD

Each member of the Board is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties and to attend all Board, committee and shareholder meetings. The Board met 14 times during 2022, of which 12 were regularly scheduled meetings. Each director attended 75% or more of the aggregate of the number of meetings held by the Board and the number of meetings held by the Board committees on which he or she served during 2022. The Board has four standing committees: Audit & Risk Management, Compensation, Governance and Nominating, and Loan Review. In accordance with the NASDAQ Marketplace Rules, the independent directors meet in executive session as appropriate matters for their consideration arise. The Company encourages all incumbent directors and director nominees to attend each Annual Meeting. All of the incumbent directors and director nominees attended the Company’s last Annual Meeting held on April 20, 2022.

The Board’s standing committees of independent directors facilitate and assist the Board in the execution of its responsibilities. Each of these committees operates under a written charter, which is available on the Company’s website at www.YourSBFinancial.com by first clicking “Investors”, then “Corporate Overview”, and then “Governance Documents.”

Director	Audit & Risk Management Committee Member	Compensation Committee Member	Governance and Nominating Committee Member	Loan Review Committee Member
George W. Carter	X	X (Chair)
Timothy L. Claxton			X	X
Gaylyn J. Finn	X (Chair)			X
Richard L. Hardgrove (Lead Independent Director)		X	X
Tom R. Helberg	X			X (Chair)
Rita A. Kissner	X	X
Mark A. Klein
William G. Martin		X	X
Timothy J. Stolly			X (Chair)

Number of meetings held – 2022	4	3	3	4

Audit & Risk Management Committee

The function of the Audit & Risk Management Committee is to assist the Board in its oversight of:

●	the accounting and financial reporting principles and policies and the internal accounting and disclosure controls and procedures of the Company and its subsidiaries;

●	the Company’s internal audit function;

●	the certification of the Company’s quarterly and annual financial statements and disclosures;

●	the Company’s consolidated financial statements and the independent audit thereof; and

●	The Corporation’s enterprise-wide risk management function, including assisting the Board of Directors in its oversight of the guidelines, policies and processes for monitoring and mitigating risks.

The Audit & Risk Management Committee is also directly responsible for:

●	(Audit) the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged by the Company for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services. The independent registered public accounting firm reports directly to the Audit & Risk Management Committee. The Audit & Risk Management Committee evaluates the independence of the independent registered public accounting firm on an ongoing basis. Additionally, the Audit & Risk Management Committee reviews and pre-approves all audit services and permitted non-audit services provided by the independent registered public accounting firm to the Company or any of its subsidiaries and ensures that the independent registered public accounting firm is not engaged to perform the specific non-audit services prohibited by law, rule or regulation. The Audit & Risk Management Committee is also responsible for establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

●	(Risk) assisting the Board of Directors in overseeing the Company’s risk management function and associated guidelines, policies and processes for monitoring and mitigating risk relevant to the Company and its operations. Management is responsible for designing, implementing and maintaining an effective risk management program. The Committee is responsible for ensuring that management implements, maintains and adheres to an appropriate enterprise-wide risk management program, which may include the development of specific guidelines and policies, to identify, assess, monitor, control, mitigate and report the Company’s risks including credit risk, compliance risk, interest rate risk, operational risk, liquidity risk, market risk, information technology risk (including cyber-security, information security and third party vendor risks), strategic risk (including capital management), and reputational risk.

The Board has determined that each member of the Audit & Risk Management Committee is able to read and understand financial statements, including the Company’s balance sheets, income statements and cash flow statements, and is qualified to discharge his or her duties to the Company and its subsidiaries. In addition, the Board has determined that Gaylyn J. Finn qualifies as an “audit committee financial expert” for purposes of Item 407(d)(5) of Regulation S-K promulgated by the SEC by virtue of his service as the Treasurer and Associate Vice President for Finance of Bowling Green State University prior to his retirement and his CPA certification (currently inactive).

Compensation Committee

The function of the Compensation Committee is to review and recommend to the Board the salary, bonus and other compensation to be paid to, and the other benefits to be received by, the Company’s executive officers, including the named executive officers listed in the Summary Compensation Table on page 19 of this proxy statement (the “NEOs”). In addition, the Compensation Committee evaluates and makes recommendations regarding the compensation of the directors, including their compensation for services on Board committees. The Compensation Committee also administers the Company’s equity incentive plans. A full listing of the Compensation Committee’s duties and responsibilities is set forth in the Compensation Committee’s charter, a copy of which is available on the Company’s website at www.YourSBFinancial.com by first clicking clicking “Investors”, then “Corporate Overview”, and then “Governance Documents.”

Governance and Nominating Committee

The function of the Governance and Nominating Committee is to assist the Board in identifying qualified individuals to become directors of the Company and its subsidiaries, determining the composition of the boards of directors and their committees, monitoring a process to assess the effectiveness of the boards of directors and their committees and developing and implementing the Company’s corporate governance guidelines. The Governance and Nominating Committee also evaluates the performance of the current members of the boards of directors of the Company and its subsidiaries on an annual basis. Members of the boards of directors participate in director education programs throughout the year. Education activities may include participation in conferences, seminars, or webinars conducted from time to time by national or state associations or industry experts. The Governance and Nominating Committee also selects, evaluates and annually renews advisory board members.

The Governance and Nominating Committee oversees risks relating to the Company’s environmental, social, and governance (“ESG”) practices and is responsible for assisting the Board in overseeing the Company’s practices and reporting with respect to ESG matters.

Loan Review Committee

The function of the Loan Review Committee is to assist the Board in fulfilling its oversight responsibilities of credit quality at State Bank. The Loan Review Committee is comprised of independent directors who are not involved in the loan approval process at State Bank, except when full Board approval is required due to the nature or size of a particular credit being presented.

COMPENSATION OF EXECUTIVE OFFICERS

Summary

The following discusses our executive compensation program for our executive officers, including the NEOs listed below and describes the process followed by the Compensation Committee for making pay decisions, as well as its rationale for specific compensation related decisions with respect to the compensation of our NEOs and other executive officers in 2022.

The Company has no direct employees. All officers and other employees performing services for the Company are employees of The State Bank and Trust Company (“State Bank” or the “Bank”). The Compensation Committee is a committee of the Board of Directors, composed solely of independent directors, and is responsible for developing the Bank’s executive compensation principles, policies and programs and approving the compensation to be paid to the Chief Executive Officer, Chief Financial Officer and each of the other executive officers of the Company and the Bank. The Compensation Committee consults with Mark A. Klein, Chairman, President and Chief Executive Officer, concerning executive officer compensation, however, he does not participate in the deliberations regarding his compensation as Chairman, President and Chief Executive Officer.

Below, we summarize the Company’s compensation components and objectives.

Component	Objective
Base salary	Attract and retain individuals who are capable of adding value to the Company
Short-term incentives (cash)	Motivate individuals to achieve predefined goals and objectives that are highly correlated with the success of the Company
Long-term incentives (equity)	Reward long-term performance that seeks to align the interests of the executive(s) with those of our stockholders
Supplemental benefits (e.g. SERP, supplemental disability, deferred compensation)	Provide market-driven benefits that seek to retain high-quality executives in a competitive environment

The total compensation package for executive officers of the Company and the Bank includes: base salary, short-term incentives (cash), long-term incentives (equity) and supplemental benefits such as Supplemental Executive Retirement Plan (“SERP”) and supplemental disability benefits. The long-term incentive opportunities may consist of equity incentives under the Company’s 2017 equity incentive plan. Executive officers also receive other employee benefits, such as health and life insurance, that are generally available to all employees. Generally, the executive officers of the Bank, with the exception of the President and CEO, are employed “at will” without severance agreements or employment contracts. The Company believes that its compensation levels and structure, as well as the Company’s culture and intangibles, alleviate the need for the Company to utilize employment agreements with executive officers other than its President and CEO. However, the Company has entered into Change of Control Agreements with other executive officers that provide them with protection in the form of severance payments in the case of a termination of employment in connection with a change of control of the Company. For additional information, see “AGREEMENTS WITH EXECUTIVE OFFICERS - CHANGE IN CONTROL AGREEMENTS” beginning on page 22 of this proxy statement.

Since 2013, the Company has held a “say-on-pay” advisory shareholder vote on the compensation of the Company’s NEOs at the Annual Meeting each year. These “say-on-pay” proposals have been approved by a significant majority of the Common Shares voted at each of the last eight Annual Meetings. At the 2022 Annual Meeting, 99.19% of the Common Shares voted on the “say-on-pay” proposal (including abstentions but excluding broker non-votes) were voted in favor of the non-binding advisory vote on executive compensation.

While the advisory vote was only one of several factors that influenced the Company’s executive compensation decisions and policies for 2022, the Compensation Committee viewed the results of this advisory vote as a continued indication that shareholders are generally supportive of the Company’s compensation philosophy and policies. Based on the results of the 2022 “say-on-pay” vote, no specific component of the executive compensation program was altered from fiscal year 2021. The Compensation Committee and the Company’s Board of Directors believe that the Company’s executive compensation has been appropriately tailored to its business strategies, aligns pay with performance, and reflects best practices regarding executive compensation. The Compensation Committee will continue to consider shareholder sentiments about the Company’s core principles and objectives when determining executive compensation going forward.

Compensation Philosophy

The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific, long-term and strategic goals set by the Company, and which aligns executives’ interests with those of the shareholders by rewarding for performance above these established goals, with the ultimate objective of improving shareholder value.

In general, for short- and long-term incentive plans, the Company targets the 50th percentile (median) of its peer group when performance expectations are met, and targets the upper quartile (75th percentile) when performance expectations are exceeded.

The Compensation Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain quality employees in key positions. The Compensation Committee attempts to ensure that the compensation provided to key employees of the Company and its subsidiaries, including the NEOs, remains competitive relative to the compensation paid to similarly situated employees at comparable companies. The Compensation Committee further believes that such compensation should include both cash and equity-based compensation that rewards performance as measured against pre-established goals.

Engagement of Independent Compensation Consultant

The Compensation Committee has the sole authority to engage the services of any compensation consultant or advisor.

It is the policy of the Compensation Committee to conduct a periodic, independent review of the Company’s compensation programs to verify the reasonableness of its compensation programs for executives, directors and key officers as compared to peer groups and ensure compliance with all applicable federal and state laws, rules and regulations. The independent reviews are conducted by a firm or individual who does not provide other services or products to the Company. In addition, the independent firm must not have any other personal or business relationships with any Board member or any officer of the Company. The Compensation Committee considers all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, in determining that the work performed by its compensation consultants does not raise a conflict of interest.

Since 2011, the Compensation Committee has periodically engaged the services of Blanchard Consulting Group (“BCG”), a nationally recognized independent financial institution compensation consulting company. BCG was engaged to evaluate board compensation and executive compensation in 2022. The 2022 executive study focused on all aspects of executive total compensation, including base salaries, cash incentives/bonuses, equity incentives and grants, other compensation and perquisites, and executive benefits and retirement programs. The information and analyses provided by BCG in 2022 was used by the Compensation Committee in making its executive compensation decisions for the 2022 fiscal year. It is the Company’s intent to conduct these studies on a biennial basis, with the next board and executive compensation analysis to be conducted in 2024.

As part of the 2022 executive total compensation review, BCG utilized a peer group of nineteen (19) publicly traded bank holding companies. The peer group was developed jointly by BCG and the Company. The Company’s peer group was comprised of public bank holding companies with similar attributes to the Company, such as: asset size, revenue, geography, and a similar business model. The peer group focused on banks with assets between $1.0 billion and $3.5 billion as of 2021 fiscal year-end (2021Y) and located in Indiana, Kentucky, Michigan, Missouri, Ohio, Pennsylvania, and Wisconsin. The peer group median asset size ($1.7 billion as of 2021Y) is slightly larger than the Company ($1.3 billion as of 2021Y), but historically this has been intentional to account for the significant additional assets under care at the Bank (wealth management and real estate mortgage). The Company’s current asset size remains approximately $1.3 billion. The BCG study on executive compensation contained peer group information on total compensation, but also included additional banking industry survey data and banking industry trend information. The industry survey and trend information was derived from BCG databases and surveys that focus almost exclusively within the banking marketplace.

Peer Group Banks

The peer group bank holding companies utilized in the 2022 executive total compensation review included the banks listed below. Changes to the peer group from 2021 to 2022 consisted of removing County Bancorp, Inc., Kentucky Bancshares, Inc., and MutualFirst Financial, Inc. due to acquisitions. These three peers were replaced with PSB Holdings, Inc., Richmond Mutual Bancorporation, Inc., and CSB Bancorp, Inc. The three new peers were chosen based on having similar attributes to the Company.

Company	Location

Civista Bancshares, Inc.	Sandusky, OH
Macatawa Bank Corporation	Holland, MI
ACNB Corporation	Gettysburg, PA
Southern Missouri Bancorp, Inc.	Poplar Bluff, MO
Farmers & Merchants Bancorp, Inc.	Archbold, OH
Citizens & Northern Corporation	Wellsboro, PA
Citizens Financial Services, Inc.	Mansfield, PA
Norwood Financial Corp.	Honesdale, PA
LCNB Corp.	Lebonon, OH
First Savings Financial Group, Inc.	Jeffersonville, IN
Finward Bancorp (formerly NorthWest Indiana Bancorp)	Munster, IN
Limestone Bancorp, Inc.	Louisville, KY
AmeriServ Financial, Inc.	Johnstown, PA
Middlefield Banc Corp.	Middlefield, OH
First Keystone Corporation	Berwick, PA
PSB Holdings, Inc.	Wausau, WI
Richmond Mutual Bancorporation, Inc.	Richmond, IN
Ohio Valley Banc Corp.	Gallipolis, OH
CSB Bancorp, Inc.	Millersburg,

In its review of executive compensation, the Compensation Committee reviewed the following data provided by BCG:

●	Total cash compensation = Base salary + Annual cash incentives / bonus;

●	Direct compensation = Total cash compensation + Three-year average equity awards (equity granted in years 2019-2021 by the 19 peer bank holding companies); and

●	Total compensation = Direct compensation + Other compensation + Retirement Benefits / Perquisites

The Committee’s evaluation of the peer group comparison and BCG’s assessment of our compensation practices and levels concluded:

●	The Company’s financial performance varied compared to the peer group; however, with most performance metrics (ROAA, ROAE, NPAs/assets, tangible equity ratio, core EPS growth, and three year total return) were near or above the peer group 50th percentile;

●	The Company has adequate and appropriate compensation tools available to attract, motivate and retain high-quality, skilled executives and to provide a mix of short and long-term compensation opportunities;

●	“Total cash compensation” of the Company’s top three executive proxy officers was considered generally competitive compared to peers when the Compensation Committee factored in the individual officers, their performance, and the Company’s performance;

●	For “Direct compensation,” the Company was generally near median levels of the peer group; and

●	“Total compensation” remains competitive to peer and supports that the Company has competitive executive benefits.

Individual Executive Position Responsibilities & Expectations

The Compensation Committee establishes subjective performance objectives for each executive officer on an annual basis. The performance objectives are tailored to the particular executive officer’s area of responsibility within the Company and the Bank. Whether these performance objectives are achieved is one of the factors considered by the Compensation Committee when establishing annual base salaries for the following fiscal year. Annual increases are at the discretion exclusively of the Compensation Committee. For fiscal year 2022, the Company’s executive officers were evaluated on the performance criteria set forth below:

Mark A. Klein – Act as Chairman, President and Chief Executive Officer of the Company and the Bank, providing leadership and motivation to achieve Board approved goals and objectives. Be a spokesperson for the Company to shareholders, customers, employees, and the media. Ensure the integrity of corporate records and various regulatory reports while supervising compliance with all applicable laws and regulations. Ensure that proper internal controls are in place and followed to protect the integrity of financial reporting. Support shareholder relations by acting as a primary Company contact. Communicate to the Board the progress toward goals and objectives, compliance issues, policy exceptions, and operational issues and risks.

Anthony V. Cosentino – Act as the Chief Financial Officer of the Company and the Bank, assuring the integrity and accuracy of corporate financial records and various regulatory reports. Ensure that proper internal controls are in place and followed to protect the integrity of financial reporting. Prepare the budget and advise the executive management team and the Board of Directors on progress toward budget goals. Support shareholder relations by acting as a primary Company contact. Participate as a member of the Bank’s executive management team to develop direction and goals and to assist in communicating and supporting management’s priorities.

David A. Homoelle – Act as Regional President of the Bank’s Columbus Market and the Residential Real Estate Executive overseeing the entire operations of the Columbus market area. Provide leadership of the Bank’s residential real estate department to ensure compliance with all applicable laws and regulations. Ensure the proper maintenance and control of customer and bank records to ensure the integrity of those records. Manage the growth of the residential real estate department to meet budgeted goals. Participate as a member of the Bank’s executive management team to develop direction and goals and to assist in communicating and supporting management’s priorities.

2022 Executive Compensation Components

Annual Base Salaries

The determination of the base salaries of the executive officers of the Company is based upon an overall evaluation of a number of factors, including a subjective evaluation of individual performance, contributions to the Company and its subsidiaries, and analysis of how the Company’s and its subsidiaries’ compensation of its executive officers compares to compensation of individuals holding comparable positions with companies of similar asset size and complexity of operations.

During its review of each executive’s base salary, the Compensation Committee primarily considers:

●	market data provided by independent outside consultants, such as BCG (peer group and banking industry survey data);

●	tenure, experience, executive role and specific job duties being performed;

●	internal review of the executive’s compensation, both individually and relative to other officers; and

●	the individual performance of the executive.

The following table sets forth the amounts of the base salaries paid to our NEOs during the 2022 and 2021 fiscal years.

NEO Name	2022 Base Salary	2021 Base Salary	% of Increase
Mark A. Klein	$458,055	$428,088	7.00%
Anthony V. Cosentino	$244,896	$228,678	7.09%
David A. Homoelle	$229,500	$203,236	12.92%

Base salary increases for both 2022 and 2021 became effective on July 1st of each year.

Non-Equity Incentive Compensation

The Incentive Compensation Plan is a company-wide performance-based incentive compensation program which is intended to link incentive compensation directly to the Company’s and individual’s performance and, thereby, to shareholder value. The following were some of the 2022 organization-wide objectives supported by the plan:

●	build a high-performance financial company;

●	grow the business;

●	ensure sound operations, policies and procedures; and

●	build on the value proposition strength within each business unit.

The following table sets forth the range of potential payouts under the 2022 Incentive Compensation Plan for the NEOs. When determining the incentive plan opportunity levels, the Compensation Committee evaluated competitive market data (peer group and banking industry data for banks between $1 billion and $3 billion in asset size as provided by the 2022 BCG executive compensation analysis) along with the experience level, duties, and responsibilities expected of each NEO position. The overall 2022 non-equity incentive plan earning opportunities as a percent of salary were unchanged from 2021. The Company and Compensation Committee determined that they remained competitive and appropriate for 2022. The Plan has a minimum after tax net income ($6.5 million in 2022) “circuit breaker” [below which no incentive payouts will be made] and requires employees to be employed in “good standing” in order to receive a payout.

Non-Equity Incentive Compensation Plan Opportunity Levels for 2022 Fiscal Year and Actual Payouts Made

	Payouts Under Non-Equity Incentive Plan (as a % of Base Salary)			2022 Actual Payouts (as a %
Executive Officer	Threshold	Target	Maximum	of salary)
Mark A. Klein	15.0%	30.0%	60.0%	36.19%
Anthony V. Cosentino	12.5%	25.0%	50.0%	30.15%
David A. Homoelle	12.5%	25.0%	50.0%	27.42%

[1]	2022 salary as reported in the Summary Compensation Table.

The 2022 non-equity incentive plan goals and weightings remained unchanged from 2021, except that the percentages of attainment were increased for the Chargeoffs & Loss on Assets goal, which is still measured to peer. In addition, Mr. Homoelle’s Regional Profitability goal was modified and is now based on EPS (as opposed to being based on net income in 2021). The performance criteria are reviewed annually, and the Company believes they remain the most appropriate measures of annual performance based on the Company’s strategic goals.

Mark A. Klein 2022 Non-Equity Incentive Results
Goal	Weighting	Threshold	Target	Maximum	Actual 2022 Result	Cash Reward
Return on Assets (%)	25%	0.90	0.96	1.07	0.95	$29,431
Diluted EPS	10%	$1.71	$1.81	$2.04	$1.77	$10,274
Efficiency Ratio (%)	25%	75.00	73.25	72.00	73.31	$31,556
Non-performing Asset Ratio*	10%	65%	70%	80%	69%	$11,854
Chargeoffs & Loss on Assets*	10%	50%	60%	70%	71%	$25,685
Common Stock Price**	20%	75%	100%	125%	142%	$51,371
					TOTAL	$160,171

*	As compared to internal peer group of publically traded bank holding companies of asset size between $500 million and $2.65 billion.
**	As compared to the KBW NASDAQ Bank Index (BKX).

Anthony V. Cosentino 2022 Non-Equity Incentive Results
Goal	Weighting	Threshold	Target	Maximum	Actual 2022 Result	Cash Reward
Return on Assets (%)	20%	0.90	0.96	1.07	0.95	$10,481
Diluted EPS	10%	$1.71	$1.81	$2.04	$1.77	$4,574
Efficiency Ratio (%)	25%	75.00	73.25	72.00	73.31	$14,047
Non-performing Asset Ratio*	15%	65%	70%	80%	69%	$7,915
Chargeoffs & Loss on Assets*	10%	50%	60%	70%	71%	$11,434
Common Stock Price**	20%	75%	100%	125%	142%	$22,868
					TOTAL	$71,319

*	As compared to internal peer group of publically traded bank holding companies of asset size between $500 million and $2.65 billion.
**	As compared to the KBW NASDAQ Bank Index (BKX).

David A. Homoelle 2022 Non-Equity Incentive Results *
Goal	Weighting	Threshold	Target	Maximum	Actual 2022 Result	Cash Reward
Referrals	10%	2,540	5,081	12,702	0	$0
Regional Deposit Balance Growth	20%	$10,570,000	$16,278,000	$23,758,000	$3,858,479	$0
Regional Commercial & Consumer Loan Balance Growth	30%	$14,536,000	$20,880,000	$30,920,000	$24,358,121	$10,762
Regional Commercial Loan Fees	10%	$104,370	$149,100	$223,650	$217,152	$4,859
Regional Profitability-EPS (annual)	15%	0.31	0.34	0.40	0.40	$7,621
Return on Assets (%)	15%	0.90	0.96	1.07	0.95	$3,493
Basis Points on RRE Volume						$32,978
					TOTAL	$59,713

*	Based on 50% of salary. Mr. Homoelle is the Regional President of the Columbus region but is also the Residential Real Estate (“RRE”) Executive. The above payout relates to the regional profitiability of the Columbus region. Mr. Homoelle also receives an incentive of basis points (tiered) on Residential Real Estate production.. For 2022, Mr. Homoelle received $32,978 for RRE production.

Equity-Based Awards

The Company believes that it is also important to provide equity compensation, which serves as an incentive for long-term corporate financial performance. The Company’s equity incentive plans are intended to encourage participants to acquire and retain a financial interest in the Company, to remain in the service of the Company and to put forth maximum efforts for the success of the Company. Equity based awards enable the Company and its subsidiaries to compete effectively for the services of potential employees and directors by furnishing an additional incentive to join and/or remain with the Company and its subsidiaries.

Our equity incentive plans authorize grants of incentive stock options, nonqualified stock options, stock appreciation rights, restricted common shares, and restricted stock units. The Plans prohibit back-dating or re-pricing of stock options and the minimum vesting period for restricted stock is six months. In recent years, the Company has granted equity in the form of restricted common shares (“Restricted Shares”) with a four-year ratable vesting schedule (25% per year, beginning one year from date of grant). The Compensation Committee determined that the use of Restricted Shares or full-value equity grants is very prevalent within the banking industry based on our independent compensation consulting studies and regulatory best practices and, as such, determined that it was appropriate from a market competitive standpoint to continue to incent executives with this type of equity award in 2022. As a result, pursuant to the SB Financial Long-Term Compensation Plan, on February 3, 2023, the Company granted Restricted Shares to its executive officers, including the NEOs and other management, as determined by the Company’s Return on Average Assets (ROAA) performance for the 2022 fiscal year. The Plan’s performance objectives are determined by using the Company’s performance history, peer data, market data, and management’s judgment of what reasonable levels can be reached based on previous experience.

The table below sets forth the 2022 grant levels for the NEOs based on 2022 ROAA performance. For the 2022 fiscal year, the Company’s equity-based incentive ROAA was 95 basis points, therefore, awards were nearly made at the target level of performance. The grant date fair value of the Restricted Shares shown in the table below will be reflected in our 2024 proxy statement.

Equity Incentive Plan Restricted Share Grant Levels (Granted in 2023)

	Actual Restricted Shares Award Earned in	Share Grants Under Equity Incentive Plan
Executive Officer	2022	Threshold	Target	Maximum
Mark A. Klein	2,752	1,500	3,000	6,000
Anthony V. Cosentino	1,380	750	1,500	3,000
David A. Homoelle	1,380	750	1,500	3,000

Clawback Policy

The Company’s incentive compensation policy specifies that any and all cash bonus payments, retention awards, and/or equity incentive compensation which may be paid to executive officers are subject to recovery or “clawback” by the Company if such payments were based on financial statements or other performance metric criteria which are later found to be materially inaccurate. We feel this clawback policy is appropriate and assists with risk mitigation throughout our Company.

Stock Ownership/Holding Requirements

The Company has established stock ownership guidelines for all executive officers and directors. We feel it is important that our executive officers and directors obtain and maintain and/or obtain stock ownership in the Company they are leading. The specific requirements call for at a minimum, 10,000 Common Shares to be owned by each executive officer and director within the later of (a) five years following adoption of the revised stock ownership guidelines on July 20, 2016 or (b) five years following the executive officer’s or director’s appointment or election. Currently, all executive officers and directors are in compliance with the Company’s stock ownership guidelines.

Anti-Hedging Policy

The Company’s Insider Trading Policy prohibits all directors, officers and employees, including the NEOs, from engaging in certain hedging transactions related to securities of the Company held by them, including the purchase of securities on margin, buying or selling puts or calls, and trading securities on a short-term basis.

Employment, Change of Control Benefits and Severance Benefits

Employment Agreement. The Company entered into an Amended and Restated Employment Agreement, dated as of January 22, 2018, with Mark A. Klein, Chairman, President and Chief Executive Officer of the Company and State Bank (the “A&R Employment Agreement”) which superseded Mr. Klein’s Employment Agreement dated July 15, 2015. Under the terms of the A&R Employment Agreement, Mr. Klein is entitled to receive certain severance or change of control payments and benefits if he is terminated by the Company under certain circumstances. Information regarding the payments and benefits provided under the A&R Employment Agreement is set forth under the heading “AGREEMENTS WITH EXECUTIVE OFFICERS - EMPLOYMENT AGREEMENT” beginning on page 20 of this proxy statement.

Change of Control Agreements. The Company has entered into Amended and Restated Change of Control Agreements with certain executive officers, including each of the NEOs (the “A&R Change of Control Agreements”). Under the terms of the A&R Change of Control Agreements, each of the NEOs is entitled to receive certain benefits, including a lump sum cash payment, if the executive officer is terminated by the Company under certain circumstances in connection with a “change of control” of the Company. We feel these agreements are valuable to the Company as they provide additional protection and incentive for our executive officers to work through a potential change in control if the board and leadership determines this is in the best interest of the shareholders. Information regarding the A&R Change of Control Agreements is set forth under the heading “AGREEMENTS WITH EXECUTIVE OFFICERS - CHANGE OF CONTROL AGREEMENTS” beginning on page 22 of this proxy statement.

SERP Agreements. The Company has entered into Amended and Restated Supplemental Executive Retirement Plan Agreements with each of the NEOs (the “A&R SERP Agreements”). Under the terms of the A&R SERP Agreements, the executive officers are entitled to receive certain benefits following retirement. We feel these agreements provide a strong retention vehicle for three of our key leaders at the Company. These type of agreements are exclusively used for only a select few of our leaders. Information regarding the payments and benefits provided under the A&R SERP Agreements is set forth under the heading “AGREEMENTS WITH EXECUTIVE OFFICERS - SERP AGREEMENTS” beginning on page 22 of this proxy statement.

Other Benefits and Perquisites. The Company also provides its executive officers with a few additional perquisites and other personal benefits, such as 401(k) matching contributions, auto allowances, life insurance benefits, social dues and memberships, that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain quality employees for key positions.

Summary Compensation Table for 2022

The following table sets forth the cash compensation as well as certain other compensation awarded or paid to, or earned by, each of the NEOs of the Company.

(a)	(b)	(c)	(d)	(e) Stock Awards	(f) Nonequity Incentive Plan Compensation	(g) Change in Pension Value & Deferred Compensation Earnings	(h) All Other Compensation	(h)
Name and Principal Position(s)	Year	Salary	Bonus	(1)	(2)	(3)	(4)	Total
Mark A. Klein
Chairman, President & CEO of the Company	2022	$442,611	--	$45,463	$160,171	$66,441	$41,959	$756,645
and State Bank	2021	$411,867	--	$120,000	$166,479	$131,825	$58,632	$888,803

Anthony V. Cosentino
Executive Vice President & Chief	2022	$236,538	--	$22,798	$71,319	$38,983	$22,734	$392,372
Financial Officer of the Company and State Bank	2021	$223,910	--	$60,000	$71,291	$42,109	$26,124	$423,434

David A. Homoelle
Regional President and Residential Real Estate Executive	2022	$215,964	--	$22,798	$59,713	$34,119	$17,865	$350,459
	2021	$199,237	--	$60,000	$67,548	$35,275	$24,839	$386,899

(1)	The amounts shown in column (e) reflect the equity award payouts under the SB Financial Long-Term Compensation Plan and are computed in accordance with FASB ASC Topic 718. Such equity award payouts in 2022 and 2021 consisted of awards of Restricted Shares granted under the 2017 Stock Incentive Plan of the Company with a grant date fair value of $16.52 in 2022 and awards of Restricted Shares granted under the 2017 Stock Incentive Plan of the Company with a grant date fair value of $20.00 in 2021. Grants of Restricted Shares have a four-year ratable vesting schedule. There were no stock option awards made during 2022 or 2021. The number of Restricted Shares granted in 2022 included 2,752 shares to Mr. Klein, 1,380 to Mr. Cosentino, and 1,380 shares to Mr. Homoelle. In 2021, 6,000 Restricted Shares were awarded to Mr. Klein, 3,000 shares to Mr. Cosentino, and 3,000 shares to Mr. Homoelle.

(2)	The amounts shown in column (f) reflect cash incentives earned under the Company’s Incentive Compensation Plan.

(3)	The amounts shown in column (g) reflect the actuarial increase in the present value of the NEO’s accumulated benefits under his SERP Agreement determined using assumptions consistent with those used in the Company’s financial statements and includes amounts that the NEO may not currently be entitled to receive because such amounts are not vested.

(4)	The amount shown in column (h) reflects “All Other Compensation”, which includes the following perquisites and personal benefits:

All Other Compensation Table

Name		401(k)/ HSA Match Contribution (2)	Auto Allowance	Whole Life Insurance Benefit	ESOP Contributions		Social Dues & Membership	Other (3)	Total All Other Compensation
Mark A. Klein	2022	$8,027	$2,974	$14,231	--	(1)	$6,795	$9,932	$41,959
	2021	$12,380	$3,189	$11,997	$8,677		$14,072	$8,317	$58,631
Anthony V. Cosentino	2022	$10,129	--	$4,242	--	(1)	$5,125	$3,238	$22,734
	2021	$13,031	--	$3,994	$6,703		--	$2,396	$26,124
David A. Homoelle	2022	$9,963	--	$2,700	--	(1)	$3,000	$2,202	$17,865
	2021	$11,600	--	$1,642	$7,511		$3,000	$1,086	$24,839

(1)	As of the date of this proxy, the ESOP allocation for 2022 had not yet been determined. A Form 8-K will be filed once determined.
(2)	Includes a 401(k) match true up for 2021 for Mr. Klein and Mr. Homoelle. As of the date of this proxy, a 401(k) match true up for 2022 had not yet been determined. A Form 8-K will be filed once determined.
(3)	Includes dividends on unvested restricted stock. In addition, Mr. Klein and Mr. Cosentino were reimbursed for personal income tax preparation in 2022 and 2021. For Mr. Klein, it also includes reimbursement for a CEO physical examination.

Agreements with Executive Officers

Employment Agreement

On January 22, 2018, the Company entered into an Amended and Restated Employment Agreement with Mark A. Klein (the “A&R Employment Agreement”). The A&R Employment Agreement supersedes Mr. Klein’s Employment Agreement dated July 15, 2015.

Under the A&R Employment Agreement, Mr. Klein continues to be employed as the President and Chief Executive Officer of the Company and as the President of State Bank and will perform duties assigned to him from time to time by the Board. Mr. Klein must devote his full business time and attention to the Company’s business, and he may not render services of a business, commercial or professional nature to any person or organization without the prior written consent of the Board (except for limited charitable, community and other activities that do not interfere with the performance of his duties and responsibilities under the A&R Employment Agreement).

The A&R Employment Agreement has a rolling term of 36 months. The initial term of the A&R Employment Agreement commenced on January 22, 2018 and continues for a period of 36 consecutive months thereafter. The term is automatically extended for an additional 12-month period on each 12-month anniversary of the January 22, 2018 effective date unless the Company notifies Mr. Klein in writing to the contrary at least 90 days before the anniversary date.

During the term of the A&R Employment Agreement, Mr. Klein will be paid an annual base salary of $396,378, subject to annual increases approved by the Board in its sole discretion. Mr. Klein’s base salary for 2022 was $458,055. Mr. Klein is also entitled to: (a) receive incentive bonuses from time to time as the Board, in its sole discretion, deems appropriate; (b) receive or participate in health and life insurance coverages, disability programs, tax-qualified retirement plans, equity compensation programs, paid holidays, paid vacation, and other fringe benefits as the Company may provide from time to time to actively employed and similarly situated employees (subject to the Company’s right at any time to discontinue or terminate any employee benefit plan); (c) receive reimbursement for all reasonable business expenses he incurs in accordance with the policies and procedures of the Company; (d) use of a vehicle provided by the Company; and (e) receive liability insurance coverage under any policies covering directors and officers of the Company.

If Mr. Klein’s employment is terminated by the Board for “Cause” (as defined in the A&R Employment Agreement) or by Mr. Klein without “Good Reason” (as defined in the A&R Employment Agreement), the A&R Employment Agreement will terminate automatically and Mr. Klein will only be entitled to receive any accrued but unpaid base salary through the date of termination and any unreimbursed business expenses or other payments and benefits to which Mr. Klein is entitled under the employee benefit plans of the Company as of the date of termination (the “Accrued Obligations”).

If Mr. Klein’s employment is terminated by the Company without Cause or by Mr. Klein with Good Reason (and such termination does not occur in connection with a Change of Control as described below), the Company will: (i) pay to Mr. Klein any Accrued Obligations; (ii) continue to pay Mr. Klein his base salary in effect on the date of his termination of employment for 24 months following the date of his termination; and (iii) pay to Mr. Klein a lump sum cash amount equal to 24 times the monthly COBRA premium for the group health, dental and vision insurance in which Mr. Klein (and his family, if applicable) was enrolled immediately before the termination. The Company’s obligations to make the payments under clauses (ii) and (iii) are conditioned upon Mr. Klein’s execution of an irrevocable release of any and all claims he may have against the Company and its affiliates and their respective employees and directors.

If Mr. Klein dies or becomes permanently disabled during the term of the A&R Employment Agreement, Mr. Klein will be entitled to a severance benefit equal to the difference between the benefits that would be provided upon a termination without Cause or with Good Reason, as described above, and the benefits otherwise payable in connection with Mr. Klein’s death or disability under the Company’s fringe benefit programs.

In the event that Mr. Klein’s employment is terminated within six months before or 24 months after a Change of Control (as defined in the A&R Employment Agreement), Mr. Klein will not be entitled to any benefit payments under the A&R Employment Agreement. Instead, Mr. Klein’s rights and obligations in the event of a Change of Control will be governed by the provisions of his separate Amended and Restated Change of Control Agreement (described below).

If Mr. Klein’s employment is terminated other than for Cause and the Company subsequently learns within six months following his termination that Cause to terminate Mr. Klein existed, Mr. Klein will forfeit any right to future benefits under the A&R Employment Agreement (other than any Accrued Obligations) and, at the discretion of the Board or the board of directors of an affiliate of the Company, shall be further required to repay any amounts previously paid to Mr. Klein following his termination of employment. The A&R Employment Agreement also requires Mr. Klein to reimburse the Company or an affiliate of the Company for amounts received under incentive compensation plans, programs or arrangements in the event the Company or an affiliate of the Company is required to prepare an accounting restatement due to material non-compliance by the Company or such affiliate, as a result of misconduct by Mr. Klein, with any financial reporting requirement under any applicable laws.

The A&R Employment Agreement contains non-competition provisions that prohibit Mr. Klein from engaging in business in competition with the Company and from soliciting employees, customers or referral sources of the Company and its affiliates during his employment term and for a period of two years following the termination of his employment (unless Mr. Klein’s termination occurs in connection with a Change of Control). The A&R Employment Agreement also imposes customary confidentiality and non-disclosure obligations on Mr. Klein.

Change of Control Agreements

On January 22, 2018, the Company entered into Amended and Restated Change in Control Agreements with each of Mark A. Klein, Anthony V. Cosentino and David A. Homoelle, which superseded their existing Change in Control Agreements dated July 15, 2015, April 21, 2010 and June 30, 2016, respectively.

Each Amended and Restated Change in Control Agreement (each, a “COC Agreement” and collectively, the “COC” Agreements”), has a rolling term of 36 months. The initial term of each COC Agreement commenced on effective date of the agreement and continues for a period of 36 consecutive months thereafter. The term will be automatically extended for an additional 12-month period on each 12-month anniversary of the effective date unless the Company notifies the NEO in writing to the contrary at least 90 days before the anniversary date. No notice of non-renewal may be provided by the Company, however, during the period beginning six months before or 24 months after a “Change of Control of the Company (as defined in the COC Agreements), and each COC Agreement will remain in effect throughout such period regardless of whether the COC Agreement would otherwise expire earlier.

Under each COC Agreement, if (1) the NEO is terminated by the Company or its successor within six months before or 24 months after a Change of Control of the Company (but excluding any termination for “Cause” as defined in the COC Agreements) or (2) if the NEO terminates employment for “Good Reason” during such period, the Company or its successor will:

(a)	pay the NEO a lump sum cash payment equal to 2.99 times (Mr. Klein) or 2.0 times (Mr. Cosentino and Mr. Homoelle) the NEO’s “Annual Direct Salary” (i.e., the NEO’s annualized base salary based on the highest base salary rate in effect for any pay period ending with or within the 36-month period preceding the termination of his employment);

(b)	pay to the NEO a lump sum cash amount equal to 36 times (Mr. Klein), 24 times (Mr. Cosentino) or 18 times (Mr. Homoelle) the sum of (i) the monthly COBRA premium for the group health, dental and vision insurance in which the NEO (and the NEO’s family, if applicable) was enrolled immediately before the termination, and (ii) the monthly premium for the Company’s group life and disability insurance coverage for the NEO; and

(c)	pay to the NEO any Accrued Obligations.

The Company’s obligations to make the payments under clauses (a) and (b) above are conditioned upon the NEO’s execution of an irrevocable release of any and all claims he may have against the Company and its successor and affiliates and their respective employees and directors.

Under each COC Agreement, if the NEO’s employment is terminated for “Cause” (as defined in the COC Agreements) or if the NEO voluntarily terminates his employment without “Good Reason” (as defined in the COC Agreements), the COC Agreement will terminate immediately and the NEO will not be entitled to any compensation or benefits other than any Accrued Obligations.

Each COC Agreement contains non-competition provisions that prohibit the NEO from engaging in business in competition with the Company and from soliciting employees, customers or referral sources of the Company and its affiliates during his employment term and for a period of two years following the termination of his employment (unless the NEO’s termination occurs in connection with a Change of Control). The non-competition obligations for Mssrs. Klein and Cosentino lapse upon a change of control of the Company. The COC Agreements also impose customary confidentiality and non-disclosure obligations on each NEO.

SERP Agreements

On January 22, 2018, the Company entered into Amended Supplemental Executive Retirement Plan Agreements with each of Mark A. Klein and Anthony V. Cosentino which superseded their existing Supplemental Executive Retirement Plan Agreements dated July 20, 2015 and April 21, 2010, respectively. On January 22, 2018, the Company also entered into a Supplemental Executive Retirement Plan Agreement with David A. Homoelle.

Under each of the Amendment Supplemental Executive Retirement Plan Agreements entered into with Messers. Klein and Cosentino and the Supplemental Executive Retirement Plan Agreement entered into with Mr. Homoelle (each, a “SERP Agreement” and collectively, the “SERP Agreements”), if the NEO remains in the continuous employment of the Company until the NEO’s “Retirement Date” (i.e., age 65, unless shortened or extended by agreement of the Board and the NEO), beginning on the first day of the month following the NEO’s termination of employment after the Retirement Date, the NEO will receive an annual benefit in equal monthly installments of 1/12th of the annual benefit for a period of 180 months. The amount of the annual benefit for Mr. Homoelle is fixed at $50,000, and the amount of the annual benefit for each of Mr. Klein and Mr. Cosentino will be equal to 25% (Mr. Klein) or 15% (Mr. Cosentino) of his “Annual Direct Salary.” Under each SERP Agreement, the “Annual Direct Salary” means the NEO’s highest annual base salary rate within the preceding 20 years of service with the Company and/or its affiliates.

If there is a “Change of Control” of the Company (as defined in the SERP Agreements) and either Mr. Klein or Mr. Cosentino is terminated within 24 months after the date of the Change of Control, he will be entitled to receive an annual retirement benefit equal to 25% (Mr. Klein) or 15% (Mr. Cosentino) of his Annual Direct Salary calculated as of the date of the change of control or the date the NEO’s employment is terminated, whichever is higher. In the event that Mr. Homoelle is terminated after a Change of Control, he will be entitled to receive an annual retirement benefit equal to $50,000. The annual retirement benefit will be paid to the NEO in equal monthly installments of 1/12th of the annual benefit for a period of 180 months. At the time that all necessary approvals of the Change of Control have been obtained from the Company’s shareholders and from all applicable federal and state bank regulatory authorities, the Company is required to irrevocably deposit with an independent bank trustee cash in an amount sufficient to accrue the retirement benefit payment obligations under the SERP Agreements.

If either Mr. Klein or Mr. Cosentino voluntarily terminates his employment prior to his Retirement Date, his SERP Agreement will terminate immediately and the Company will pay him an early retirement benefit equal to:

●	For Mr. Klein, 25% of his Annual Direct Salary if he terminates employment at age 65; or

●	For Mr. Cosentino, 10% of his Annual Direct Salary if he terminates employment between age 60 and 65, or 15% of his Annual Direct Salary if he terminates employment at age 65.

The early retirement benefit described above will be paid in equal monthly installments of 1/12th of the annual benefit for a period of 180 months, at the same time as the full retirement benefit would be payable were the executive to work until the NEO’s Retirement Date. Mr. Homoelle is not entitled to receive any early retirement benefit under the terms of his SERP Agreement.

If the NEO is terminated by the Company for “Cause” (as defined in the SERP Agreements), the NEO will not be entitled to any benefit under his SERP Agreement.

If the NEO dies before termination of employment, the NEO’s beneficiary is entitled to the benefit, if any, payable under the NEO’s Split Dollar Agreement (described below) instead of any other benefit payable under his SERP Agreement. If the NEO dies after termination of employment but before all retirement, early retirement, or disability benefit payments have been made, the Company will continue making such payments to the NEO’s beneficiary.

If the NEO terminates because of a “Disability” (as defined in the SERP Agreements) prior to his Retirement Date, the Company will pay the NEO a disability benefit calculated as the amount that fully amortizes (over 15 years) the accrual balance existing at the end of the month immediately before the month in which separation from service occurs. If the NEO becomes disabled after termination of employment but before all retirement or early retirement benefit payments have been made, the Company will continue making such payments to the NEO or his designated representative, as applicable

If a Change of Control occurs at any time after an NEO’s termination of employment, any remaining retirement, early retirement or disability benefit installment payments will cease and, in lieu of such installment payments, the NEO will be entitled to receive the full amount of the remaining payments in a single lump sum payment on the later of (a) the five-year anniversary of the date on which the first payment of the retirement, early retirement or disability benefit was made or (b) the effective date of the Change of Control.

Split Dollar Agreements

On January 22, 2018, State Bank entered into a 2018 Split Dollar Agreement and Endorsement (each, a “Split Dollar Agreement” and collectively, the “Split Dollar Agreements”) with each of Mark A. Klein, Anthony V. Cosentino and David A. Homoelle. Under the terms of each Split Dollar Agreement, State Bank owns a life insurance policy (each, a “Policy” and collectively, the “Policies”) to which the Split Dollar Agreement relates, has the obligation to pay the premiums on the Policy and has the right to exercise all incidents of ownership with respect to the Policy. Each of Mr. Klein,Mr. Cosentino and Mr. Homoelle, however, has the right to designate the beneficiaries to whom a portion of the death proceeds payable under the applicable Policy is to be paid in accordance with the terms of his Split Dollar Agreement. State Bank is entitled to any death proceeds payable under the Policy remaining after the payment to Mr. Klein’s,Mr. Cosentino’s or Mr. Homoelle’s beneficiaries, as applicable.

Pursuant to the Split Dollar Agreements, in the event of Mr. Klein’s, Mr. Cosentino’s or Mr. Homoelle’s death prior to his “Separation of Service” (as defined in the Split Dollar Agreements), his designated beneficiaries will be entitled to receive death benefit proceeds in an amount equal to the lesser of (a) $1,974,320 (for Mr. Klein), $649,790 (for Mr. Cosentino), or $750,000 (for Mr. Homoelle) or (b) 100% of the difference between the total death proceeds of the Policy minus the cash surrender value of the Policy (after giving effect to the NEO’s death proceeds received under State Bank’s Executive Supplemental Insurance Plan effective March 24, 2004). The foregoing rights to receive death benefits under the Split Dollar Agreements will be extinguished in the event that Mr. Klein, Mr. Cosentino or Mr. Homoelle, as applicable, experiences a Separation of Service prior to his death, in which event his beneficiaries will not be entitled to any benefits under the Split Dollar Agreements.

Upon termination of each Split Dollar Agreement, State Bank is required to provide Mr. Klein, Mr. Cosentino or Mr. Homoelle, as applicable, with the option to purchase the Policy to which the Split Dollar Agreement relates for a purchase price equal to the cash surrender value of the Policy.

Potential Payments Upon Termination or Change-in-Control

The following table sets forth the payments that would have been made to the NEOs if any of the events detailed in the table had occurred on December 31, 2022. These payments reflect amounts and benefits payable under each of the agreements with the NEOs. Actual payment amounts can only be determined at the time of an NEO’s actual separation from service from the Company.

Name	Voluntary Termination on 12/31/22	Termination without cause under Change of Control on 12/31/22	Death on 12/31/22	Early Retirement on 12/31/22	Disability on 12/31/22
Mark A. Klein
Lump sum COC payment	--	$1,369,584	--	--	--
Cobra	$63,713	$95,570	--	--	--
Group Term Life Insurance	--	--	$916,110	--	$916,110
Value of Stock	$182,840	$182,840	$182,840	$182,840	$182,840
SERP	$1,786,415	$1,786,415	--	$1,786,415	$1,786,415
BOLI	--	--	$1,974,320	--	--
Total	$2,032,967	$3,434,408	$3,073,270	$1,969,254	$2,885,364

Anthony V. Cosentino
Lump sum COC payment	--	$489,792	--	--	--
Cobra	--	$63,713	--	--	--
Group Term Life Insurance	--	--	$489,792	--	$489,792
Value of Stock	$91,479	$91,479	$91,479	$91,479	$91,479
SERP	$644,611	$551,016	--	$367,344	$415,753
BOLI	--	--	$649,790	--	--
Total	$736,090	$1,196,000	$1,231,061	$458,823	$997,024

David A. Homoelle
Lump sum COC payment	--	$459,000	--	--	--
Cobra	--	$63,713	--	--	--
Group Term Life Insurance	--	--	$459,000	--	$459,000
Value of Stock	$75,512	$75,512	$75,512	$75,512	$75,512
SERP		$750,000	--	--	$287,951
BOLI	--	--	$750,000	--	--
Total	$75,512	$1,348,225	$1,284,512	$75,512	$822,463

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Company is currently comprised of George W. Carter (Chairperson), Richard L. Hardgrove, Rita A. Kissner and William G. Martin. All of the members of the Compensation Committee are independent directors for purposes of applicable NASDAQ rules, and none of them is a present or past officer or employee of the Company or any of its subsidiaries. During 2022 and during 2023 through the date of this proxy statement, no executive officer of the Company served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served on the Company’s Board of Directors or Compensation Committee.

EQUITY INCENTIVE PLAN INFORMATION

As of December 31, 2022, the Company had one equity incentive plan under which Common Shares of the Company were authorized for issuance to directors, officers or employees of the Company and its subsidiaries in exchange for consideration in the form of goods or services – The 2017 Stock Incentive Plan (the “2017 Plan”), which was approved by shareholders at the 2017 Annual Meeting. The 2017 Plan replaced the Company’s prior 2008 Stock Incentive Plan (the “2008 Plan”), which expired on (and no awards were permitted to be granted after) January 16, 2018.

Outstanding Equity Awards

The following table sets forth information regarding the unvested Restricted Shares held by each of the NEOs as of December 31, 2022. All stock options previously granted under the Company’s 2008 equity incentive plan have either been exercised or expired. All of the Restricted Shares listed in the table below were granted under the Company’s 2017 Plan. Dollar amounts have been rounded up to the nearest whole dollar.

Outstanding Equity Awards at Fiscal Year-End

	Stock Awards (1)
Name	Number of Shares or Units of Stock that have not Vested (1)		Market Value of Shares or Units of Stock that have not Vested ($)
Mark A. Klein	--		--
	4,335	(a)	$73,478
	3,535	(b)	$59,918
	3,000	(c)	$50,850
	1,500	(d)	$25,425

Anthony V. Cosentino	--		--
	2,167	(a)	$36,731
	1,767	(b)	$29,951
	1,500	(c)	$25,425
	750	(d)	$12,713

David A. Homoelle	--		--
	1,410	(a)	$23,900
	1,225	(b)	$20,764
	1,100	(c)	$18,645
	1,100	(d)	$18,645

(1)	Restricted Shares awarded pursuant to the 2017 Stock Incentive Plan. Restricted Shares are subject to restrictions on transferability and risk of forfeiture until they become fully vested on (a) February 5, 2023, (b) February 5, 2024, (c) February 5, 2025 and (d) February 5, 2026. The Market Value of Restricted Shares was computed based on the closing market price of the Company’s Common Shares on December 31, 2022 ($16.95).

PAY VERSUS PERFORMANCE

Pay Versus Performance Table for 2022

	Summary		Average Summary Compensation	Average Compensation	Value of Initial Fixed $100 Investment Based On:	Net Income
Year	Compensation Table Total for PEO[1]	Compensation Actually Paid to PEO[2]	Table Total for Non-PEO NEOs[3]	Actually Paid to Non-PEO NEOs[4]	Total Shareholder Return[5]	(millions)[6]
(a)	(b)	(c)	(d)	(e)	(f)	(g)
2022	$756,645	$831,361	$371,415	$409,712	$88	$12.5
2021	$888,803	$970,429	$405,166	$436,409	$112	$18.3

[1]	The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Klein (our Chief Executive Officer and President) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Summary Compensation Table for 2022” on page 19.

[2]	The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Klein, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Klein during the applicable year. In accordance with the requirements of Item 401(v) of Regulation S-K, the following adjustments were made to Mr. Klein’s total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO	Reported Value of Equity Awards(a)	Equity Award Adjustments(b)	Reported Change in the Acturial Present Value of Pension Benefits(c)	Pension Benefit Adjustments(d)	Compensation Actually Paid to PEO
2022	$756,645	($45,463)	$70,495	($66,441)	$116,125	$831,361
2021	$888,803	($109,680)	$136,447	($131,825)	$186,684	$970,429

(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” columns in the Summary Compensation Table for the applicable year.

(b)	The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards	Year Over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year Over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2022	$101,700	($29,341)	$-	($1,864)	$-	$-	$70,495
2021	$118,020	$17,194	$-	$1,233	$-	$-	$136,447

(c)	The amounts included in this column are the amounts reported in “Change in Pension Value & Deferred Compensation Earnings” column of the Summary Compensation Table for 2022 on page 19.
(d)	The total pension benefit adjustments for each applicable year include the aggregate of two components related to Mr. Klein’s SERP Agreement: (i) the actuarially determined service cost for services rendered by Mr. Klein during the applicable year (the “service cost”); and (ii) the entire cost of benefits granted in a plan amendment (or initiation) during the applicable year that are attributed by the benfit formula to services rendered in periods prior to the plan amendment or initiation (the “prior service cost”), in each case, calculated in accordance with U.S. GAAP.

The amounts deducted or added in calculating the pension benefit adjsutments are as follows:

Year	Service Cost	Prior Service Cost	Total Pension Benefit Adjustments
2022	$17,115	$99,010	$116,125
2021	$99,010	$87,674	$186,684

3	The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding Mr. Klein) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Mr. Klein) included for purposes of calculating the average amounts in each applicable year are Anthony V. Cosentino (our Executive Vice President and Chief Financial Officer) and David A. Homoelle (our Regional President and Residential Real Estate Executive).

4	The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Klein), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Klein) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Klein) for each year to determine the compensation actually paid, using the same methodology described above in Note 2:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards	Average Equity Award Adjustments(a)	Average Reported Change in the Actuarial Present Value of Pension Benefits	Average Pension Benefit Adjustments (b)	Average Compensation Actually Paid to Non-PEO NEOs
2022	$371,415	($22,798)	$35,185	($36,551)	$62,461	$409,712
2021	$405,166	($60,000)	$64,609	($38,692)	$65,326	$436,409

(a)	The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Average Year End Fair Value of Equity Awards	Year Over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year Over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Average Equity Award Adjustments
2022	$50,850	($14,896)	$-	($769)	$-	$-	$35,185
2021	$59,010	$5,147	$-	$452	$-	$-	$64,609

(b)	The amounts deducted or added in calculating the total pension benefit adjustments are as follows:

Year	Average Service Cost	Average Prior Service Cost	Total Average Pension Benefit Adjustments
2022	$28,673	$33,788	$62,461
2021	$33,788	$31,538	$65,326

[5]	Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

[6]	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.

Analysis of the Information Presented in the Pay versus Performance Table

As described in more detail in the section captioned “COMPENSATION OF EXECUTIVE OFFICERS” beginning on page 12 of this proxy statement, the Company’s executive compensation program includes variable components in the form of cash- and equity-based incentive bonus awards. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the “Pay Versus Performance Table for 2022”. Moreover, the Company seeks to incentivize both short-term and long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the “Pay Versus Performance Table for 2022”.

Compensation Actually Paid and Cumulative TSR

As demonstrated by the following graph, the amount of compensation actually paid to Mr. Klein and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mr. Klein) is generally aligned with the Company’s cumulative TSR over the two years presented in the “Pay Versus Performance Table for 2022”. The alignment of compensation actually paid with the Company’s cumulative TSR over the period is largely due to the fact that a material portion of the compensation actually paid to Mr. Klein and to the other NEOs is comprised of cash- and equity-based incentive compensation that takes into account, among various other factors, the Company’s common stock price as well as other performance measures (such as Return on Assets and Diluted EPS) that can generally impact the Company’s common stock price. For additional information regarding the performance measures used to determine cash- and equity-based incentive compensation for the Company’s NEOs, see the section captioned “COMPENSATION OF EXECUTIVE OFFICERS—2022 Executive Compensation Components” beginning on page 15 of this proxy statement.

Compensation Actually Paid and Net Income

As demonstrated by the following graph, the amount of compensation actually paid to Mr. Klein and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mr. Klein) is generally aligned with the Company’s net income over the two years presented in the “Pay Versus Performance Table for 2022”. While the Company does not use net income as a specific performance measure in the overall executive compensation program, the measure of net income is correlated with other performance measures, such as Return on Assets and Diluted EPS, which the Company does use for setting goals for the cash- and equity-based incentive compensation awarded to the NEOs. For additional information regarding the performance measures used to determine cash- and equity-based incentive compensation for the Company’s NEOs, see the section captioned “COMPENSATION OF EXECUTIVE OFFICERS—2022 Executive Compensation Components” beginning on page 15 of this proxy statement.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time and expertise that directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of members of the Board.

It is the policy of the Compensation Committee to conduct a periodic, independent review of the Company’s director compensation programs to verify the reasonableness of its director compensation program as compared to peer groups and compliance with all applicable federal and state laws, rules and regulations. The independent reviews are conducted by a firm or individual who does not provide other services or products to the Company beyond compensation consulting. In addition, the independent firm must not have any other personal or business relationships with any Board member or any officer of the Company. The Compensation Committee considers all relevant factors, in determining that the work performed by its compensation consultants does not raise a conflict of interest.

In 2022, the Compensation Committee engaged the services of BCG, a nationally recognized independent financial institution compensation consulting company to assess our director compensation as compared to market practices. This engagement focused on all aspects of director compensation, including board retainer and meeting fees, committee fees, equity grants and other compensation and perquisites. As part of this director compensation review, BCG utilized the same peer group (disclosed previously under “peer group banks”) of publicly traded bank holding companies that was used in connection with the 2022 executive total compensation review as set forth on page 13 and gathered and reviewed total director compensation and performance data for these peer bank holding companies. BCG also provided additional banking industry survey data regarding director compensation and trends. The report confirmed our director pay levels were competitive versus market (above the 50th percentile of peer). The report of findings from this study was utilized by the Compensation Committee to assist it in making board compensation recommendations and decisions in 2022. Based upon this review, among other factors, it was determined no changes to director compensation were needed from 2021 to 2022. The amounts of director cash fees have remained unchanged since 2019.The company plans to engage BCG again in 2024 to conduct an updated board compensation study.

Cash Compensation Paid to Board Members

In 2022, each director of the Company who was not an employee of the Company or one of its subsidiaries (a “non-employee director”) received an annual cash retainer in the amount of $34,500, which was paid in twelve monthly installments of $2,875 each. This retainer covers payment for attendance at twelve Company board meetings including two full-day planning sessions (Mid-Year Update and Strategic Thinking), two Company standing committee appointments, four meetings per committee per year and representation at Advisory Board meetings. The Lead Independent Director of the Board (currently Richard L. Hardgrove) received an additional annual cash retainer of $17,500. Each non-employee director that served as a Chairperson of a committee of the Board also received an additional annual cash retainer of $3,500, except that the member of the Audit Committee designated as the “audit committee financial expert” (currently Gaylyn J. Finn) received an additional annual cash retainer of $6,000. Certain non-employee directors of the Company also serve on the board of directors of one or more of the Company’s subsidiaries, and receive an annual cash retainer for such service.

Stock-based Incentive Compensation Awarded to Board Members

The Compensation Committee and the Board of Directors feel that director equity grants are also an important part of the Company’s director compensation program as they truly tie the directors to the shareholders they represent. As a result, on February 4, 2022, one thousand (1,000) Restricted Shares were awarded to each director of the Company pursuant to the 2017 Stock Incentive Plan. The market value of the Restricted Shares was computed based on the closing market price of the Company’s Common Shares on February 4, 2022 ($20.00). The Restricted Shares were subject to restrictions on transferability and risk of forfeiture until they became fully vested on August 5, 2022.

Director Compensation for 2022 Fiscal Year

The table below summarizes the compensation awarded or paid to, or earned by, each of the non-employee directors of the Company during the 2022 fiscal year. No director who is also an employee of the Company or one of its subsidiaries receives compensation for his service as a director or as a committee member of the Company or any of its subsidiaries.

Director Compensation Table for 2022 Fiscal Year

	Fees Earned or Paid in Cash ($)
Name	SBFG Director	State Bank Director		Stock Awards(1)	All Other Compensation	Total
George W. Carter	$24,030	$16,470	--	$20,000	--	$60,500
Timothy L. Claxton	$20,030	$16,470	--	$20,000	--	$56,500
Gaylyn J. Finn	$30,030	$15,420	--	$20,000	--	$65,450
Richard L. Hardgrove	$38,030	$16,320	--	$20,000	--	$74,350
Tom R. Helberg	$24,030	$16,620	--	$20,000	--	$60,650
Rita A. Kissner	$20,530	$17,470	--	$20,000	--	$58,000
William G. Martin	$20,530	$17,395	--	$20,000	--	$57,925
Timothy J. Stolly	$24,030	$17,688	--	$20,000	--	$61,718

(1)	Amounts reflect the aggregate grant date fair value of Restricted Shares, computed in accordance with FASB ASC Topic 718. One thousand (1,000) Restricted Shares were granted to each director of the Company in February 2022 at a price of $20.00 per share and vested in August 2022.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the only persons known to the Company to own beneficially more than 5% of the voting Common Shares of the Company as of the Record Date.

Name and Address of Beneficial Owner	Amount Beneficially Owned	Percent of Common Shares Outstanding (1)
AllianceBernstein L.P (6) 1345 Avenue of the Americas New York, NY 10105	512,693	7.32%
Manulife Investment Management LLC (5) 200 Bloor Street East Toronto, Ontario, Canada M4W 1E5	488,115	6.97%
Cutler Capital Management, LLC (3) The Day Building 306 Main Street Worcester, MA 01608	397,239	5.67%
FJ Capital Management, LLC (4) 7901 Jones Branch Drive, Suite 210 McLean, VA 22102	373,521	5.33%
The State Bank and Trust Company, Trustee SB Financial Group Employee Stock Ownership Plan (2) 401 Clinton Street Defiance, Ohio 43512	370,876	5.31%

(1)	Percent of Common Shares outstanding is based on 7,003,063 Common Shares outstanding and entitled to vote on the Record Date.

(2)	As reported in Schedule 13G/A filed with the SEC on February 14, 2023. All Common Shares reflected in the table are held by The State Bank and Trust Company, as Trustee. Pursuant to the Employee Stock Ownership Plan (“ESOP”), the Trustee has the power to vote in its sole discretion all ESOP shares that have not been allocated to the accounts of participants. The Trustee is permitted to dispose of shares held in the ESOP only under limited circumstances specified in the ESOP or by law.

(3)	As reported in Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2023.

(4)	As reported in Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2023.

(5)	As reported in Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2023

(6)	As reported in Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2023

The following table sets forth information concerning the beneficial ownership of voting Common Shares of the Company, as of the Record Date, by each current director of the Company, by each individual nominated for election as a director of the Company, by each NEO of the Company, and by all executive officers and directors of the Company as a group:

Name of Beneficial Owner (1)/(2)	Common Shares Held as of the Record Date		Percent of Class (3)/(4)
George W. Carter	14,412
Timothy L. Claxton	2,575
Anthony V. Cosentino (5)	52,315	(6)
Gaylyn J. Finn	19,760
Richard L. Hardgrove	18,719
Tom R. Helberg	11,134
David A. Homoelle	10,027	(7)
Rita A. Kissner	19,606
Mark A. Klein (5)	108,507	(8)	1.55%
William G. Martin	13,752
Timothy J. Stolly	15,082

All named executive officers and directors as a group (11 persons)	285,889		4.08%

(1)	The Company has established stock ownership guidelines for all executive officers and directors. At a minimum, 10,000 shares of stock is required to be owned, within the later of (a) five years of adoption of the revised stock ownership guidelines on July 20, 2016 or (b) five years following the executive officer’s or director’s appointment or election. Currently, all executive officers and directors are in compliance with the Company’s current stock ownership guidelines.

(2)	Unless otherwise noted, the beneficial owner has sole voting and investment power with respect to all of the Common Shares reflected in the table. All fractional Common Shares have been rounded to the nearest whole common share. The mailing address of the current directors and executive officers is 401 Clinton Street, Defiance, Ohio 43512.

(3)	The Percent of Class is based upon 7,003,063 Common Shares outstanding and eligible to vote on the Record Date. There are currently no outstanding options or other securities convertible into Common Shares of the Company,

(4)	Unless otherwise stated, reflects ownership of less than 1% of the outstanding Common Shares of the Company.

(5)	Individual named in the Summary Compensation Table. Mr. Klein also serves as a director of the Company.

(6)	Includes 579 Common Shares held for the account of Mr. Cosentino in the Company’s ESOP.

(7)	Includes 5,572 Common Shares held for the account of Mr. Homoelle in the Company’s ESOP.

(8)	Includes 747 Common Shares held for the account of Mr. Klein in the Company’s ESOP.

SECTION 16(a) REPORTS

To the Company’s knowledge, based solely on a review of the reports furnished to the Company and written representations that no other reports were required, all reports required to be filed by officers, directors and beneficial owners of more than 10% of the outstanding Common Shares of the Company under Section 16(a) of the Exchange Act were filed on a timely basis during the 2022 fiscal year.

TRANSACTIONS WITH RELATED PERSONS

The Governance and Nominating Committee is responsible, pursuant to its Charter, for reviewing and approving any transaction between the Company and any director or officer of the Company or members of their immediate family or entities with which they are affiliated. On an annual basis, each director and executive officer is obligated to complete a “Director and Officer Questionnaire” which requires the director or executive officer to disclose any related party transactions or business relationships involving the Company or its subsidiaries which are required to be disclosed pursuant to Item 404 of SEC Regulation S-K. In addition, the Company’s Code of Conduct and Ethics prohibits the Company’s directors, officers and employees from self-dealing or otherwise trading on their positions with the Company or accepting, from anyone doing or seeking to do business with the Company, a business opportunity not available to other persons or that is made available because of the person’s position with the Company. The Code of Conduct and Ethics requires all directors, officers and employees to disclose all potential and actual conflicts of interest, including those in which they have been inadvertently placed due to either business or personal relationships with customers, suppliers, business associates, or competitors of the Company or its subsidiaries. Conflicts or potential conflicts of interest which are disclosed by a director, officer or employee of the Company are referred to and resolved by the Company’s Chief Risk Officer, with the approval of the Governance and Nominating Committee of the Board.

During the Company’s 2022 and 2021 fiscal years, executive officers and directors of the Company and State Bank, as well as members of their respective immediate families and firms, corporations or other entities with which they are affiliated, were customers of and had banking transactions (including loans and loan commitments) with State Bank in the ordinary course of its business and in compliance with applicable federal and state laws and regulations. It is expected that similar banking transactions will be entered into in the future. Loans to these persons have been made on substantially the same terms, including the interest rate charged and collateral required, as those prevailing at the time for comparable transactions with persons not affiliated with the Company or any of its subsidiaries. These loans have been, and are presently, subject to no more than a normal risk of uncollectibility and present no other unfavorable features. As of the date of this proxy statement, each of the loans described in this paragraph was performing in accordance with its original terms. Each of the loans described in this paragraph was subject to our written policies, procedures and standard underwriting criteria applicable to loans generally as well as made in accordance with the requirements of Regulation O promulgated by the Federal Reserve Board and with the prior approval of the loan by the Board of Directors of State Bank.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The appointment of the Company’s independent registered public accounting firm is made annually by the Audit & Risk Management Committee. The Audit & Risk Management Committee has appointed FORVIS, LLP (formerly BKD, LLP) (“FORVIS”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. The Audit & Risk Management Committee and the Board have decided to submit the appointment of FORVIS to the shareholders for ratification as a matter of good corporate governance and because of the important role of the Company’s independent registered public accounting firm in reviewing the quality and integrity of the Company’s financial statements.

FORVIS has served as the Company’s independent auditor/independent registered public accounting firm since November 2002, and FORVIS audited the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2022. The Company expects that representatives of FORVIS will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The affirmative vote of a majority of the Common Shares represented at the Annual Meeting, in person (including electronically via the live webcast) or by proxy, and entitled to vote on the proposal, is required to ratify the appointment of FORVIS as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. The effect of an abstention is the same as a vote “AGAINST” the proposal. Even if the appointment of FORVIS is ratified by the shareholders, the Audit & Risk Management Committee, in its discretion, could decide to terminate the engagement of FORVIS and to engage another firm if the Audit & Risk Management Committee determines such action is necessary or desirable. If the appointment of FORVIS is not ratified by the shareholders, the Audit & Risk Management Committee will reconsider the appointment (but may nonetheless, in its discretion, decide to maintain the appointment).

THE AUDIT COMMITTEE AND YOUR BOARD RECOMMEND THAT

SHAREHOLDERS VOTE FOR

THE RATIFICATION OF THE APPOINTMENT OF FORVIS, LLP

PROPOSAL NO. 3

NON-BINDING ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and corresponding SEC rules enable shareholders to vote to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. Accordingly, as required pursuant to Section 14A of the Securities Exchange Act (15 U.S.C. 78n-1), the following resolution will be submitted for shareholder approval at the Annual Meeting:

“RESOLVED, that the shareholders of SB Financial Group, Inc. hereby approve, on an advisory basis, the compensation of the corporation’s named executive officers as disclosed in the corporation’s Proxy Statement for its 2023 Annual Meeting of Shareholders pursuant to Item 402 of SEC Regulation S-K, including in the compensation tables, notes and narrative disclosures, contained under the heading “COMPENSATION OF EXECUTIVE OFFICERS” in the corporation’s Proxy Statement.

The Board believes that the Company’s compensation policies and procedures, which are reviewed and approved by the Compensation Committee, are effective in aligning the compensation of our named executive officers with the Company’s short-term and long-term goals and that such compensation and incentives are designed to attract, retain and motivate our key executives who are directly responsible for the Company’s continued success. The Board of Directors believes that the Company’s compensation policies and practices do not threaten the value of the Company or the investments of our shareholders or create incentives to engage in behaviors or business activities that are reasonably likely to have a material adverse impact on the Company. The Board believes that the Company’s culture focuses on sound risk management and appropriately rewards executives for performance. The Board further believes that the Company’s compensation policies and procedures are reasonable in comparison both to the Company’s peer bank holding companies and to the Company’s performance during the 2022 fiscal year.

Similar “Say on Pay” proposals were approved by a significant majority of the Common Shares voted at each of the Company’s annual meetings of shareholders since 2013. Consistent with the most recent “Say to Pay Frequency” vote by the shareholders of the Company in 2019, the Company submits the “Say on Pay” proposal to its shareholders to vote on the approval of the Company’s executive comepsation every year.

Shareholders are encouraged to carefully review the information provided in this proxy statement regarding the compensation of the Company’s named executive officers in the section captioned “COMPENSATION OF EXECUTIVE OFFICERS” beginning on page 12 of this proxy statement.

Because your vote is advisory, the outcome of the vote will not: (i) be binding upon the Board or the Compensation Committee with respect to future executive compensation decisions, including those relating to our named executive officers, or otherwise; (ii) overrule any decision made by the Board or the Compensation Committee; or (iii) create or imply any additional fiduciary duty by the Board or the Compensation Committee. However, the Board and the Compensation Committee expect to take into account the outcome of the advisory vote when considering future executive compensation arrangements.

The affirmative vote of a majority of the Common Shares represented at the Annual Meeting, in person (including electronically via the live webcast) or by proxy, and entitled to vote on the proposal is required to approve the non-binding advisory resolution to approve the compensation paid to the Company’s named executive officers as disclosed in this proxy statement. The effect of an abstention is the same as a vote “AGAINST” the proposal. Broker non-votes will not be counted in determining whether the proposal has been approved.

YOUR BOARD RECOMMENDS THAT

SHAREHOLDERS VOTE FOR

ThE NON-BINDING ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF

NAMED EXECUTIVE OFFICERS

AUDIT & RISK MANAGEMENT COMMITTEE DISCLOSURE

Role of the Audit & Risk Management Committee

The Audit & Risk Management Committee assists the Board in fulfilling its responsibility for the oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit & Risk Management Committee is comprised solely of independent directors. The specific responsibilities of the Audit & Risk Management Committee are set forth in the Audit & Risk Management Committee Charter and described under the heading “MEETINGS AND COMMITTEES OF THE BOARD–Committees of the Board–Audit & Risk Management Committee” beginning on page 9 of this proxy statement.

Management is responsible for the Company’s consolidated financial statements and the accounting and financial reporting processes of the Company, including the establishment and maintenance of adequate internal controls over financial reporting. The Company’s independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing its report on the Company’s consolidated financial statements.

Pre-Approval of Services Performed by Independent Registered Public Accounting Firm

Under applicable SEC rules, the Audit & Risk Management Committee is required to pre-approve all audit and non-audit services performed by the Company’s independent registered public accounting firm in order to assure that they do not impair the independent registered public accounting firm’s independence from the Company. The SEC’s rules specify the types of non-audit services that an independent registered public accounting firm may not provide to its audit client and establish the Audit & Risk Management Committee’s responsibility for administration of the engagement of the independent registered public accounting firm. Accordingly, the Audit & Risk Management Committee pre-approves all audit and permitted non-audit services proposed to be provided by the Company’s independent registered public accounting firm.

The pre-approval of audit and non-audit services and fees of the independent registered public accounting firm may be documented by a member of the Audit & Risk Management Committee signing annual or periodic engagement letters that define in general terms the type of services to be provided and the range of fees that are considered acceptable for such services, or as otherwise documented in the minutes of the Audit & Risk Management Committee meetings. The actual compensation paid to the independent registered public accounting firm for all such pre-approved services and fees is reported to the Audit & Risk Management Committee on at least a quarterly basis. All services rendered by FORVIS during 2022 and 2021 were pre-approved by the Audit & Risk Management Committee.

Services of Independent Registered Public Accounting Firm

During the fiscal years ended December 31, 2022 and 2021, the Company paid the following amounts to FORVIS for audit, audit-related, tax and other services rendered:

	2022	2021
Audit Fees (1)	$370,000	$322,000
Audit-Related Fees (2)	30,568	27,300
Tax Fees (3)	0	24,750
All Other Fees (4)	10,670	0
TOTAL	$411,238	$374,050

(1)	Audit fees consist of fees for the audit of the Company’s annual financial statements, review of interim condensed financial statements included in the Company’s Quarterly Reports on Form 10-Q, audit procedures with respect to acquisitions, services in connection with statutory and regulatory filings including annual reports on Form 10-K and registration statements under the Securities Act of 1933, as amended. Also includes comfort letter procedures.

(2)	Audit-related fees consist of fees related to the audit of the Company’s employee benefit plans.

(3)	Tax fees for year 2021 consist of fees for tax preparation services, tax planning advice and assistance with tax examination

(4)	All other fees consist of fees related to compliance reviews.

AUDIT & RISK MANAGEMENT COMMITTEE REPORT

In fulfilling its oversight responsibilities with respect to the Company’s audited financial statements for the year ended December 31, 2022, the Audit & Risk Management Committee:

●	reviewed and discussed the Company’s audited financial statements with management and with FORVIS, the Company’s independent registered public accounting firm for 2022;

●	discussed with FORVIS the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and

●	received the written disclosures and the letter from FORVIS required by applicable requirements of the Public Company Accounting Oversight Board regarding FORVIS’s communications with the Audit & Risk Management Committee concerning independence, and discussed with FORVIS its independence.

Based on the reviews and discussions referred to above, the Audit & Risk Management Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.

Submitted by the Members of the Audit & Risk Management Committee

Gaylyn J. Finn, Chairperson
George W. Carter
Tom R. Helberg
Rita A. Kissner

SHAREHOLDER PROPOSALS FOR THE 2024 ANNUAL MEETING

Proposals by shareholders intended to be presented at the 2024 Annual Meeting of Shareholders must be received by the Corporate Secretary of the Company by no later than November 6, 2023, to be eligible for inclusion in the Company’s proxy card, notice of meeting and proxy statement relating to the 2023 Annual Meeting. Upon receipt of a shareholder proposal, the Company will determine whether to include the proposal in the proxy materials in accordance with the applicable rules and regulations of the SEC. The SEC has promulgated rules relating to the exercise of discretionary voting authority under proxies solicited by the Board. If a shareholder intends to present a proposal at the 2024 Annual Meeting of Shareholders, and does not notify the Corporate Secretary of the Company of the proposal by January 22, 2024, the proxies solicited by the Board for use at the 2024 Annual Meeting may be voted on the proposal, without any discussion of the proposal in the Company’s proxy statement for the 2024 Annual Meeting.

To comply with the universal proxy rules, shareholders who intend to solicit proxies for the 2024 annual meeting of shareholders in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by Rule 14a-19 of the Exchange Act no later than February 19, 2024.

Any proposals by shareholders intended to be presented at the 2024 annual meeting, and any notices of intent to solicit proxies for the 2024 annual meeting, should be mailed or otherwise delivered to the Corporate Secretary of the Company at the following address: Keeta J. Diller, Corporate Secretary, SB Financial Group, Inc., 401 Clinton Street, Defiance, Ohio 43512.

The Corporation’s 2024 annual meeting of shareholders is currently scheduled to be held on April 17, 2024.

OTHER MATTERS

As of the date of this proxy statement, the Board knows of no other business to be presented for action by the shareholders at the Annual Meeting other than those discussed in this proxy statement. If any other matter is properly presented at the Annual Meeting, or at any adjournment of the Annual Meeting, the persons named and acting under the proxies solicited by the Board will vote the Common Shares represented by such proxies on such matters in accordance with their best judgment in light of the conditions then prevailing, to the extent permitted under applicable law.

IT IS IMPORTANT THAT PROXIES BE SUBMITTED PROMPTLY. EVEN IF YOU PLAN TO PARTICIPATE IN THE ANNUAL MEETING VIA THE LIVE WEBCAST, YOU ARE ENCOURAGED TO VOTE ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE IN ADVANCE OF THE ANNUAL MEETING IN ACCORDANCE WITH THE INSTRUCTIONS ON YOUR PROXY CARD. ALTERNATIVELY, PLEASE FILL IN, DATE, SIGN AND RETURN YOUR PROXY CARD PROMPTLY.

March 7, 2023	By Order of the Board of Directors,

/s/ Mark A. Klein
Mark A. Klein
Chairman, President & CEO
SB Financial Group, Inc.